UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

HealthSouth Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.
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Annual Meeting of Stockholders – May 3, 2007

 April 2, 2007

 Dear Fellow Stockholder:

I am pleased to invite you to attend our 2007 annual meeting of stockholders of HealthSouth Corporation, to be held on Thursday, May 3, 2007, at 11:00 a.m., Central Time, at the Cahaba Grand Conference Center, located at our headquarters at One HealthSouth Parkway, Birmingham, Alabama.

This booklet includes the Notice of Annual Meeting of Stockholders and the Proxy Statement. The Proxy Statement describes the various matters to be acted upon during the meeting and provides other information concerning HealthSouth Corporation of which you should be aware when you vote your shares. In addition, at the annual meeting there will be a brief report on the state of HealthSouth’s business and an opportunity for you to express your views on our operations.

The annual meeting of stockholders gives us an opportunity to review the actions we are taking to achieve our goals for HealthSouth. Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. You may vote over the Internet, by telephone, by mailing your proxy card or in person at the annual meeting. We appreciate your ownership and continued interest in the affairs of HealthSouth, and I hope you will be able to join us on May 3 for our 2007 annual meeting of stockholders.

Sincerely,

 /s/ Jon F. Hanson

Jon F. Hanson

Chairman of the Board of Directors

HEALTHSOUTH CORPORATION

ONE HEALTHSOUTH PARKWAY

BIRMINGHAM, ALABAMA 35243

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Our 2007 annual meeting of stockholders will be held at One HealthSouth Parkway, Birmingham, Alabama on May 3, 2007, beginning at 11:00 a.m., Central Time. The meeting is being held for the following purposes:

•	To elect nine directors to serve until our 2008 annual meeting of stockholders;
•	To ratify the appointment by the Audit Committee of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm; and
•	To act on any other matter that may properly come before the 2007 annual meeting of stockholders or any adjournment(s) or postponement(s) of the meeting.

All stockholders of record of HealthSouth at the close of business on March 23, 2007 are entitled to receive notice of and to vote at the annual meeting of stockholders or at any adjournment or postponement of the meeting. A complete list of stockholders entitled to vote at the meeting will be open for examination by our stockholders for any purpose germane to the meeting, during regular business hours, for a period of ten days prior to the meeting, at the meeting place.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU INTEND TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY, USING THE ENCLOSED PREPAID ENVELOPE OR VOTE ON THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE PROXY CARD. IF YOU VOTE BY INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING IN PERSON, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. ATTENDANCE AT THE MEETING DOES NOT OF ITSELF REVOKE YOUR PROXY.

                Attendance at the annual meeting of stockholders is limited to stockholders. Registration will begin at 10:00 a.m. and each stockholder will be asked to present a valid form of personal identification. Cameras, recording devices, and other electronic devices will not be permitted at the meeting. Additional rules of conduct regarding the meeting will be provided at the meeting.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

In accordance with notices previously sent to stockholders, HealthSouth is delivering one annual report and proxy statement in one envelope addressed to all stockholders who share a single address unless they have notified us that they wish to “opt out” of the program known as “householding.” Householding is intended to reduce our printing and postage costs. We will deliver a separate copy of the annual report or proxy statement promptly upon written or oral request.

If you are a beneficial stockholder and you choose not to have the aforementioned disclosure documents sent to a single household address as described above, you must “opt-out” by writing to ADP Investor Communication Services, Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or by calling 1-800-542-1061, and we will cease householding all such disclosure documents within 30 days. If we do not receive instructions to remove your account(s) from this service, your account(s) will continue to be householded until we notify you otherwise. If you own shares in nominee name (such as through a broker), information regarding householding of disclosure documents should have been forwarded to you by your broker.

By Order of the Board of Directors,

/s/ John P. Whittington
John P. Whittington
Corporate Secretary

Birmingham, Alabama

April 2, 2007

This proxy statement and the accompanying form of proxy are being sent to our stockholders in connection with our solicitation of proxies for use at the 2007 annual meeting of our stockholders or at any adjournment(s) or postponement(s) of the annual meeting.

TABLE OF CONTENTS

INTRODUCTION	1
THE ANNUAL MEETING OF STOCKHOLDERS	1
CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS	6
Nominees for Director	6
Voting for Directors	8
Corporate Governance	8
Board Membership and Independence	9
Committees of the Board of Directors	10
Director Nomination Process	13
Code of Ethics	15
Communications to the Board of Directors, the Committees, and the Non-Management Directors	15
Compensation of Directors	16
Indemnification and Exculpation	16
AUDIT COMMITTEE MATTERS	17
Audit Committee Report	17
Auditor Attendance at Annual Meeting	18
Principal Accountant Fees and Services	18
COMPENSATION COMMITTEE MATTERS	20
Scope of Authority	20
Role of Independent Consultant	20
Role of Executive Officers and Management	20
Compensation Committee Interlocks and Insider Participation	20
Compensation Committee Report	20
EXECUTIVE COMPENSATION	21
Compensation Discussion and Analysis	21
Summary Compensation Table	28
Grants of Plan-Based Awards During 2006	29
Employment Agreements	29
Potential Payments upon Termination of Employment	31
Outstanding Equity Awards at December 31, 2006	33
Options Exercised and Stock Vested in 2006	34
Equity Compensation Plan Information	34
Retirement Investment Plan	35
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	35
Transactions with Related Persons	35
Review and Approval of Transactions with Related Persons	36
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	36
EXECUTIVE OFFICERS	38
Involvement in Certain Legal Proceedings	39
ITEMS OF BUSINESS TO BE ACTED UPON AT THE MEETING	39
Proposal One – Election of Directors	39
Proposal Two – Ratification of Appointment of Independent Registered Public Accounting Firm	40
OTHER BUSINESS	40
PROPOSALS FOR 2008 ANNUAL MEETING OF STOCKHOLDERS	40
GENERAL INFORMATION	40
APPENDIX A: CORPORATE GOVERNANCE GUIDELINES	A-1

i

HEALTHSOUTH CORPORATION

PROXY STATEMENT

INTRODUCTION

The annual meeting of stockholders of HealthSouth Corporation, a Delaware corporation, will be held on May 3, 2007, beginning at 11:00 a.m., Central Time, at our principal executive offices located at One HealthSouth Parkway, Birmingham, Alabama 35243. We encourage all of our stockholders to vote at the annual meeting, and we hope that the information contained in this document will help you decide how you wish to vote at the annual meeting.

THE ANNUAL MEETING OF STOCKHOLDERS

Why did I receive these proxy materials?

We are furnishing this proxy statement in connection with the solicitation by HealthSouth’s board of directors of proxies to be voted at our 2007 annual meeting and at any adjournment or postponement. At our annual meeting, stockholders will act upon the following proposals:

•	To elect nine directors to the board of directors to serve until our 2008 annual meeting of stockholders,
•	To ratify the appointment by the Audit Committee of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm, and
•	To act on any other matter that may properly come before the 2007 annual meeting of stockholders.

In addition, our management will report on the actions we are taking to achieve our goals for HealthSouth and report on our financial performance. You will also have an opportunity to ask questions about our operations and financial condition.

These proxy solicitation materials are being sent to our stockholders on or about April 2, 2007.

What do I need to attend the meeting?

Attendance at the 2007 annual meeting of stockholders is limited to stockholders. Registration will begin at 10:00 a.m. and each stockholder will be asked to present a valid form of personal identification. Cameras, recording devices, and other electronic devices will not be permitted at the meeting. Additional rules of conduct regarding the meeting will be provided at the meeting.

Who is entitled to vote at the meeting?

The board of directors has determined that those stockholders who are recorded in our record books as owning shares of HealthSouth as of the close of business on March 23, 2007, are entitled to receive notice of and to vote at the annual meeting of stockholders. As of the record date, there were 78,735,788 shares of HealthSouth common stock issued and outstanding and 400,000 shares of 6.50% Series A Convertible Perpetual Preferred Stock issued and outstanding. Our 6.50% Series A Convertible Perpetual Preferred Stock is convertible at the option of the holder at any time into shares of common stock at an initial conversion rate of 32.7869 shares of common stock per share of 6.50% Series A Convertible Perpetual Preferred Stock, or an aggregate of 13,114,760 shares of common stock. Your shares may be (1) held directly in your name as the stockholder of record or (2) held for you as the beneficial owner through a stockbroker, bank or other nominee, or both. Our common stock and our 6.50% Series A Convertible Perpetual Preferred Stock are our only classes of outstanding voting securities. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting. Each share of 6.50% Series A Convertible Perpetual Preferred Stock is entitled to one vote on each matter properly brought before the annual meeting voting together with the common stock. There are no dissenters’ rights of appraisal in connection with any stockholder vote to be taken at the annual meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Mellon Investor Services, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed or sent a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank, or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. If you do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes. The effect of broker non-votes is more specifically described in “What vote is required to approve each item?” below.

How can I vote my shares in person at the meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting.

SHARES HELD BENEFICIALLY IN STREET NAME MAY BE VOTED IN PERSON BY YOU ONLY IF YOU OBTAIN A SIGNED PROXY FROM THE RECORD HOLDER GIVING YOU THE RIGHT TO VOTE THE SHARES.

EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED BELOW SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank, or nominee.

Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank, or nominee. The Internet and telephone voting procedures established for HealthSouth stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions, and to confirm that those instructions have been properly recorded. Internet and telephone voting for stockholders of record will be available 24 hours a day, and will close at 11:59 p.m. Eastern Time on May 2, 2007. The availability of Internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions you receive.

BY INTERNET—If you have Internet access, you may submit your proxy from any location in the world by following the “Internet” instructions on the proxy card. Please have your proxy card in hand when accessing the web site.

BY TELEPHONE—If you live in the United States, Puerto Rico, or Canada, you may submit your proxy by following the “Telephone” instructions on the proxy card. Please have your proxy card in hand when you call.

BY MAIL—You may do this by marking, signing, and dating your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank, or nominee and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If the pre-addressed envelope is missing, please mail your completed proxy card to Mellon Investor Services, Proxy Processing, P.O. Box 1680, Manchester, CT 06045-9986.

If you cast your vote in any of the ways set forth above, your shares will be voted in accordance with your voting instructions, unless you validly revoke your proxy. We do not currently anticipate that any other matters will be presented for action at the annual meeting. If any other matters are properly presented for action, the persons named on your proxy will vote your shares on these other matters in their discretion, under the discretionary authority you have granted to them in your proxy.

Can I change my vote after I submit my proxy?

Yes. Even after you have submitted your proxy, you may change your vote at any time prior to the close of voting at the annual meeting by:

•	filing with our Corporate Secretary at One HealthSouth Parkway, Birmingham, Alabama 35243 a signed, original written notice of revocation dated later than the proxy you submitted,
•	submitting a duly executed proxy bearing a later date,
•	voting by telephone or Internet on a later date, or

•	attending the annual meeting and voting in person.

In order to revoke your proxy, we must receive an original notice of revocation of your proxy at the address above sent by U.S. mail or overnight courier. You may not revoke your proxy by any other means. If you grant a proxy, you are not prevented from attending the annual meeting and voting in person. However, your attendance at the annual meeting will not by itself revoke a proxy that you have previously granted; you must vote in person at the annual meeting to revoke your proxy.

If your shares are held in a stock brokerage account or by a bank or other nominee, you may revoke your proxy by following the instructions provided by your broker, bank, or nominee.

All shares that have been properly voted and not revoked will be voted at the annual meeting.

What is “householding” and how does it affect me?

In accordance with notices previously sent to stockholders, HealthSouth is delivering one annual report and proxy statement in one envelope addressed to all stockholders who share a single address unless they have notified us that they wish to “opt out” of the program known as “householding.” Under this procedure, stockholders of record who have the same address and last name receive only one copy of proxy materials. Householding is intended to reduce our printing and postage costs. WE WILL DELIVER A SEPARATE COPY OF THE ANNUAL REPORT OR PROXY STATEMENT PROMPTLY UPON WRITTEN OR ORAL REQUEST.

If you are a beneficial stockholder and you choose not to have the aforementioned disclosure documents sent to a single household address as described above, you must “opt-out” by writing to ADP Investor Communication Services, Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or by calling 1-800-542-1061, and we will cease householding all such disclosure documents within 30 days. If we do not receive instructions to remove your account(s) from this service, your account(s) will continue to be householded until we notify you otherwise. If you own shares in nominee name (such as through a broker), information regarding householding of disclosure documents should have been forwarded to you by your broker.

Is there a list of stockholders entitled to vote at the meeting?

A complete list of stockholders entitled to vote at the meeting will be open for examination by HealthSouth stockholders for any purpose germane to the meeting, during regular business hours, for a period of ten days prior to the meeting, at the meeting place.

What constitutes a quorum to transact business at the meeting?

Before any business may be transacted at the annual meeting, a quorum must be present. The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of HealthSouth capital stock outstanding and entitled to vote on the record date will constitute a quorum. At the close of business on the record date, 78,735,788 shares of our common stock and 400,000 shares of our 6.50% Series A Convertible Perpetual Preferred Stock were issued and outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the annual meeting for purposes of a quorum.

What is the recommendation of the board of directors?

Our board of directors recommends a vote “FOR” the election of each of our nine nominees to the board of directors and “FOR” ratifying the appointment of PricewaterhouseCoopers LLP as HealthSouth’s independent registered public accounting firm for 2007.

With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote in accordance with their judgment on such matter.

What vote is required to approve each item?

There are differing vote requirements for the two proposals:
•

Each nominee for director named in Proposal One will be elected if the votes for the nominee exceed 50% of the number of votes cast with respect to such nominee. Votes cast with respect to a nominee shall include votes to withhold authority but shall exclude abstentions and broker non-votes.

•

The appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm will be approved if the votes cast for the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not be counted for or against the proposal.

A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of directors even if the record holder does not receive voting instructions from you. Absent instructions from you, the record holder may not vote on any “non-discretionary” matter which includes any stockholder proposal. Without your voting instructions, a broker non-vote will occur. An “abstention” will occur at the annual meeting if your shares are deemed to be present at the annual meeting, either because you attend the annual meeting or because you have properly completed and returned a proxy, but you do not vote on any proposal or other matter which is required to be voted on by our stockholders at the annual meeting. You should consult your broker if you have questions about this.

The affirmative vote of at least a majority of our issued and outstanding shares present, in person or by proxy, and entitled to vote at the annual meeting will be required to approve any stockholder proposal validly presented at a meeting of stockholders. Under applicable Delaware law, in determining whether any stockholder proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against any stockholder proposal.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares of common stock and 6.50% Series A Convertible Perpetual Preferred Stock are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2007.

Who will count the votes?

A representative of Mellon Investor Services, our transfer agent, will tabulate the votes and act as the inspector of election.

Who will pay for the cost of this proxy solicitation?

We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. If you choose to access the proxy materials or vote over the Internet, however, you are responsible for Internet access charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. To assist us in soliciting proxies, we have retained Mellon Investor Services, LLC, and we have agreed to pay Mellon Investor Services, LLC a fee of $9,000, and all reasonable out-of-pocket expenses incurred by it in connection with the provision of its proxy soliciting services. We will request banks, brokers, nominees, custodians, and other fiduciaries, who hold shares of HealthSouth stock in street name, to forward these proxy solicitation materials to the beneficial owners of those shares and we will reimburse them the reasonable out-of-pocket expenses they incur in doing so.

How can I access the company’s proxy materials and annual report electronically?

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “2006 Form 10-K”), is being mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. A copy of the 2006 Form 10-K and these proxy materials are available without charge from our company website at www.healthsouth.com under the heading “Who We Are/Investor Information.” The 2006 Form 10-K is also available in print to stockholders without charge and upon request, addressed to HealthSouth Corporation, One HealthSouth Parkway, Birmingham, Alabama 35243, Attention: Corporate Secretary.

Who should I contact if I have questions?

If you have any questions, need additional copies of the proxy materials, or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

Mellon Investor Services, LLC

480 Washington Street Boulevard

Jersey City, New Jersey 07310-1900

Telephone: 888-261-6784

www.melloninvestor.com/isd

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Nominees for Director

Information relating to each of the nominees proposed by our board of directors for election as one of our directors is set forth below. We have no reason to believe that any of the following nominees will be unable to serve.

Name	Age	Position	Date Became Director

Edward A. Blechschmidt*	54	Director; Member of Audit Committee (Chairman)	1/31/2004

Donald L. Correll*	56	Director; Member of Audit Committee and Finance Committee (Chairman)	6/29/2005

Yvonne M. Curl*	52	Director; Member of Compensation Committee and Compliance/Quality of Care Committee	11/18/2004

Charles M. Elson*	47	Director; Member of Compliance/Quality of Care Committee and Nominating/Corporate Governance Committee (Chairman)	9/9/2004

Jay Grinney	56	Director; President and Chief Executive Officer	5/10/2004

Jon F. Hanson*	70	Director; Chairman of the Board of Directors; Member of Finance Committee and Nominating/Corporate Governance Committee	9/17/2002

Leo I. Higdon, Jr.*	60	Director; Member of Compensation Committee (Chairman) and Finance Committee	8/17/2004

John E. Maupin, Jr.*	60	Director; Member of Compensation Committee and Compliance/Quality of Care Committee (Chairman)	8/17/2004

L. Edward Shaw, Jr.*	62	Director; Member of Audit Committee and Nominating/Corporate Governance Committee	6/29/2005

*	Denotes independent director. Steven R. Berrard, who served as a director during 2006 but did not stand for re-election at our 2006 annual meeting of stockholders, was also an independent director.

There are no arrangements or understandings known to us between any of the nominees listed above and any other person pursuant to which a director was or is to be selected as a director or nominee, other than any arrangements or understandings with directors or officers of HealthSouth acting solely in their capacities as such.

Edward A. Blechschmidt—Acting Chief Executive Officer, Novelis, Inc.

Mr. Blechschmidt is currently Acting Chief Executive Officer for Novelis, Inc. He was Chairman, Chief Executive Officer and President of Gentiva Health Services, Inc., a leading provider of specialty pharmaceutical and home health care services, from March 2000 to June 2002. From March 1999 to March 2000, Mr. Blechschmidt served as Chief Executive Officer and a director of Olsten Corporation. He served as President of Olsten Corporation from October 1998 to March 1999. He also served as President and Chief Executive Officer of Siemens Nixdorf Americas and Siemens’ Pyramid Technology from July 1996 to October 1998. Prior to Siemens, he spent more than 20 years with Unisys Corp., including serving as its Chief Financial Officer. Mr. Blechschmidt serves as a director of Option Care, Inc., Lionbridge Technologies, Inc., Columbia Laboratories, Inc., and Novelis, Inc.

Donald L. Correll—President and Chief Executive Officer, American Water

Effective April 17, 2006, Mr. Correll began serving as President and Chief Executive Officer of American Water, the largest and most geographically diversified provider of water services in North America. Between August 2003 and April 2006, Mr. Correll served as President and Chief Executive Officer of Pennichuck Corporation, a publicly traded holding company which, through its subsidiaries, provides public water supply services, certain water related services, and certain real estate activities, including property development and management. From 1991 to 2001, Mr. Correll served as Chairman, President and Chief Executive Officer of United Water Resources, a water and wastewater utility company. Prior to 1991, Mr. Correll spent nearly 15 years with United Water, including serving as its Chief Financial Officer. From 2001 to 2003, Mr. Correll served as an independent advisor to water service and investment firms on issues relating to marketing, acquisitions, and investments in the water services sector. Mr. Correll served as a director of Interchange Financial Services from 1994 to 2007. Mr. Correll currently serves as a Commissioner of the New Jersey Water Supply Authority and a member of the USEPA Environmental Financial Advisory Board.

Yvonne M. Curl—Former Vice President and Chief Marketing Officer, Avaya, Inc.

Ms. Curl is a former Vice President and Chief Marketing Officer of Avaya, Inc., which position she held from October 2000 through April 2004. Before joining Avaya, Ms. Curl was employed by Xerox Corporation beginning in 1976, where she held a number of middle and senior management positions in sales, marketing and field operations, culminating with her appointment to Corporate Vice President. Ms. Curl currently serves as a director of Nationwide Mutual Insurance Company and Charming Shoppes, Inc.

Charles M. Elson—Director, John L. Weinberg Center for Corporate Governance, University of Delaware

Mr. Elson holds the Edgar S. Woolard, Jr., Chair in Corporate Governance and has served as the Director of the John L. Weinberg Center for Corporate Governance at the University of Delaware since 2000. Mr. Elson has served on the National Association of Corporate Directors’ Commissions on Director Compensation, Executive Compensation and the Role of the Compensation Committee, Director Professionalism, CEO Succession, Audit Committees, Governance Committee, Strategic Planning, and Director Evaluation, was a member of its Best Practices Council on Coping with Fraud and Other Illegal Activity, and presently serves on that organization’s Advisory Council. In addition, Mr. Elson serves as Vice Chairman of the American Bar Association’s Committee on Corporate Governance and is a member of the American Bar Association’s Committee on Corporate Laws. Mr. Elson also serves as a director of AutoZone, Inc. Mr. Elson has been Of Counsel to the law firm of Holland & Knight LLP from 1995 to the present.

Jay Grinney—President and Chief Executive Officer, HealthSouth Corporation

Mr. Grinney was named our President and Chief Executive Officer on May 10, 2004. From June 1990 to May 2004, Mr. Grinney served in a number of senior management positions with HCA or its predecessor companies, in particular, serving as President of HCA’s Eastern Group from May 1996 to May 2004, President of the Greater Houston Division from October 1993 to April 1996 and as Chief Operating Officer of the Houston Region from November 1992 to September 1993. Before joining HCA, Mr. Grinney held several executive positions during a nine year career at the Methodist Hospital System in Houston, Texas.

Jon F. Hanson—Chairman and Founder, The Hampshire Companies

Mr. Hanson is the Chairman and founder of The Hampshire Companies and has over 48 years of experience in the real estate industry. Mr. Hanson was named non-executive Chairman of the Board of HealthSouth, effective October 1, 2005. From 1994 through 2005, Mr. Hanson served as Chairman of the National Football Foundation and College Hall of Fame, Inc. He now serves as Chairman Emeritus. Since 1991, Mr. Hanson has served as a director of Prudential Financial Corp., and he has also served as a director of the Hackensack University Medical Center for the past 20 years. Mr. Hanson also currently serves as a director of Pascack Community Bank and Yankee Global Enterprises.

Leo I. Higdon, Jr.—President, Connecticut College

Mr. Higdon has served as President of Connecticut College since July 1, 2006. He served as the President of the College of Charleston from October 1, 2001 to June 30, 2006. Between 1997 and 2001, Mr. Higdon served as President of Babson College in Wellesley, Massachusetts, a leading school of entrepreneurship. He also served as Dean of the Darden Graduate School of Business Administration at the University of Virginia. His financial experience includes a 20-year tenure at Salomon Brothers, where he became Vice Chairman and member of the executive committee, managing the Global Investment Banking Division. Mr. Higdon also serves as a director of Eaton Vance Corp.

John E. Maupin, Jr.—President, Morehouse School of Medicine

Dr. John E. Maupin, Jr. is President and Chief Executive Officer of the Morehouse School of Medicine located in Atlanta, Georgia, a position he has held since July 2006. Prior to joining Morehouse, Dr. Maupin held several other senior administrative positions including President and Chief Executive Officer of Meharry Medical College from 1994 to 2006, Executive Vice President and Chief Operating Officer of the Morehouse School of Medicine from 1989 to 1994, Chief Executive Officer of Southside Healthcare, Inc. from 1987 to 1989, and Deputy Commissioner of Health of the Baltimore City Health Department from 1984 to 1987. Dr. Maupin serves as a director of LifePoint Hospitals.

L. Edward Shaw, Jr.—Senior Managing Director, Richard C. Breeden & Co.

Since March 1, 2006, Mr. Shaw has served as a Senior Managing Director of Richard C. Breeden & Co., a multi-disciplinary professional services firm specializing in strategic consulting, corporate reorganizations, and governance matters. From September 15, 2004 to January 31, 2006, Mr. Shaw was Of Counsel with the international law firm of Gibson Dunn & Crutcher LLP. From January 1, 2004 to September 15, 2004, Mr. Shaw practiced law as a sole practitioner and served as Independent Counsel to the Board of Directors of the New York Stock Exchange on regulatory matters. From May 1999 to December 31, 2003, Mr. Shaw served as General Counsel of Aetna, Inc., one of the leading providers of health and group insurance benefits in the United States. Mr. Shaw also served as an Executive Vice President and member of the Office of the Chairman of Aetna from September 2000 to December 31, 2003. Mr. Shaw also serves as a director of Mine Safety Appliances Co. and Covenant House, the nation’s largest privately funded provider of crisis care to children.

Voting for Directors

Majority Voting Standard

Stockholders of many public companies have recently urged that directors be required to receive a majority of the votes cast in favor of their election, rather than the generally applicable plurality standard (which simply requires more votes than those of any other candidate). In response, a number of public companies have recently adopted charter or bylaw provisions requiring a majority vote standard and/or bylaws or corporate governance guidelines requiring that a director not receiving such a majority submit his or her resignation to the board or one of its committees. The resignation policy or bylaw is designed to deal with the Delaware state law provision that provides that a director remains in office until his successor is elected and qualified, even if the director has not received a vote sufficient for re-election.

The Nominating/Corporate Governance Committee and the full board of directors carefully considered the arguments for and against a majority voting standard. The difference in standards would not have had any impact on us in the recent past, because our director nominees have received vote totals exceeding a majority of the shares outstanding. While the plurality standard provides greater certainty that the annual election will result in a full and duly elected board of directors, the board of directors recognized that requiring a majority of the votes cast ensures that only directors with broad acceptability among the voting stockholders will be seated on the board and may enhance the accountability of each board member to the stockholders. For these reasons the board of directors concluded that, on balance, the majority voting standard would be in the best interest of HealthSouth.

Amendment to the By-Laws

On February 28, 2007, our board of directors passed resolutions amending HealthSouth’s By-Laws to require a majority vote for the election of directors and to require that a stockholder submitting a nomination for director provide additional information regarding the nominee, such amendments to become effective immediately. The board of directors replaced Section 3.4(a) of the By-Laws to provide that our directors shall be elected by the vote of the majority of the votes cast at any meeting for the election of directors at which a quorum is present; provided, however, that our directors will still be elected by a plurality of the votes cast at any meeting of stockholders for which (1) a stockholder nominated person is eligible for election to the board of directors and (2) such nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date we first mail our notice of meeting for such meeting to the stockholders.

The board of directors also replaced the fourth paragraph of Section 3.4(b) of the By-Laws to provide that, along with other information previously required, all director nominations by a stockholder must indicate whether the stockholder nominee, if elected, intends to submit an irrevocable resignation to be effective upon (1) such nominee’s failure to receive the required vote at the next meeting at which they are nominated for re-election and (2) acceptance by the board of directors of such resignation. This new standard is applicable to the election of directors at the 2007 annual meeting of stockholders.

Corporate Governance

Our Corporate Governance Guidelines are available at our website, www.healthsouth.com, under the heading “Who We Are/Corporate Governance” and are attached to this proxy statement as Appendix A. We will also provide to any person, without charge, upon request, a copy of our Corporate Governance Guidelines. Requests for a copy may be made in writing to the following address: HealthSouth Corporation, One HealthSouth Parkway, Birmingham, Alabama 35243, Attention: Corporate Secretary.

Our Corporate Governance Guidelines provide, among other things, that each member of the board of directors will:
•	dedicate sufficient time, energy, and attention to ensure the diligent performance of his or her duties;
•	comply with the duties and responsibilities set forth in the Corporate Governance Guidelines and in our By-Laws;
•	comply with all duties of care, loyalty, and confidentiality applicable to directors of publicly traded Delaware corporations; and
•	adhere to our Standards of Business Conduct, including the policies on conflicts of interest.

On February 28, 2007, the board of directors amended the Corporate Governance Guidelines to conform to recent amendments to the By-Laws and to require, among other things, that all candidates selected by the board of directors (1) for election as directors or (2) to fill a vacancy or newly created position on the board of directors submit irrevocable resignations that will be effective upon (a) the failure to receive the required vote at the next meeting at which they are nominated for re-election and (b) acceptance by the board of directors of such resignation. The amended Corporate Governance Guidelines also add the Finance Committee as a standing committee of our board of directors.

Our Corporate Governance Guidelines and committee charters meet or exceed the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission (the “SEC”). The board of directors has determined that we are in compliance with our Corporate Governance Guidelines. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has also established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. We have established a confidential email and hotline for employees to report violations of our Standards of Business Conduct or other company policy and to report any ethical concerns.

Board Membership and Independence

Our business, property, and affairs are managed under the direction of our board of directors. Members of our board of directors are kept informed of our business through discussions with our chief executive officer and other officers, by reviewing materials provided to them, by visiting our offices, and by participating in meetings of the board of directors and its committees.

The board of directors met 12 times during the fiscal year ended December 31, 2006. Other than Mr. Higdon, each incumbent member of the board of directors attended 75% or more of the aggregate of the meetings of the board of directors and of the committees on which he or she served that were held during the period for which he or she was a director or committee member, respectively. Mr. Higdon was unable to attend certain specially called Finance Committee meetings relating to the company’s proposed divestitures, which reduced his aggregate attendance to below 75%, although he attended over 85% of the aggregate of the meetings of the board of directors and the Compensation Committee that were held. In addition, it is HealthSouth policy that directors are expected to attend the annual meeting of stockholders. The members of the board of directors generally hold a meeting immediately following the annual meeting of stockholders. Thus, the annual meeting of stockholders and the board of directors meeting are held at the same location to further facilitate and encourage the directors to attend the annual meeting of stockholders. Seven members of our board of directors attended the annual meeting in 2006.

In February 2007, the board of directors undertook its review of the independence of the nominees as independent directors based on our Corporate Governance Guidelines. During its review, the board of directors assessed whether any transactions or relationships exist currently or during the past three years existed between each director or any member of his or her immediate family and HealthSouth and its subsidiaries, affiliates, or our independent registered public accounting firm. The board of directors also examined whether there were any transactions or relationships between each director or any member of his or her immediate family and members of the senior management of HealthSouth or their affiliates. In connection with this determination, on an annual basis, each director and executive officer is required to complete a Director and Officer Questionnaire which requires disclosure of any transactions with HealthSouth in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. The board of directors considered that in the ordinary course of business, transactions may occur between HealthSouth and its subsidiaries and companies at which some of our directors are or have been officers. In each case, the amount of transactions from these companies in each of the last three years did not approach the levels set forth in the Corporate Governance Guidelines. The board of directors also considered charitable contributions to not-for-profit organizations of which our directors or immediate family members are executive officers, none of which approached the levels set forth in our Corporate Governance Guidelines.

Our Corporate Governance Guidelines, which include guidelines for determining director independence and qualifications for directors, are attached to this proxy statement as Appendix A. All of HealthSouth’s corporate governance materials, including the Corporate Governance Guidelines and the charters of each of our board committees are available on our website at www.healthsouth.com under the heading “Who We Are/Corporate Governance.” Copies are also available in print to stockholders upon request, addressed to HealthSouth Corporation, One HealthSouth Parkway, Birmingham, Alabama 35243, Attention: Corporate Secretary.

Based on its review, the board of directors affirmatively determined that each of Edward A. Blechschmidt, Donald L. Correll, Yvonne M. Curl, Charles M. Elson, Jon F. Hanson, Leo I. Higdon, Jr., John E. Maupin, Jr. and L. Edward Shaw, Jr. is an independent director in accordance with our Corporate Governance Guidelines. Mr. Grinney, who is our chief executive officer, was not deemed to be independent. Each of HealthSouth’s directors other than Mr. Grinney also satisfies the definition of independence contained in Rule 303A.02 of the listing standards for the New York Stock Exchange. In addition, there are no arrangements or understandings known to us between any of the directors nominated for election to the board of directors and any other person pursuant to which a director was or is to be elected as a director or nominee, other than any arrangements or understandings with directors or officers of HealthSouth acting solely in their capacities as such.

None of our directors, nominees or executive officers is a party to any material proceedings adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Committees of the Board of Directors

Our board of directors has the following five standing committees: Audit Committee, Compensation Committee, Compliance/Quality of Care Committee, Finance Committee, and Nominating/Corporate Governance Committee. Each of our board committees is governed by a charter, a current copy of which is available on our corporate website at www.healthsouth.com under the heading “Who We Are/Corporate Governance.” Charters of our board committees are also available in print to stockholders upon request, addressed to HealthSouth Corporation, One HealthSouth Parkway, Birmingham, Alabama 35243, Attention: Corporate Secretary.

Audit Committee

The Audit Committee’s purpose is to assist the board of directors in fulfilling its responsibilities to the company and its stockholders, particularly with respect to the oversight of the accounting, auditing, financial reporting, internal control, and compliance practices of HealthSouth.

The specific responsibilities of the Audit Committee are, among others, to:
•

assist the board of directors in the oversight of the integrity of our financial statements and compliance with legal and regulatory requirements, the qualifications and independence of our independent auditor, and the performance of our internal audit function and our independent auditor;

•	prepare an audit committee report;
•	appoint, compensate, replace, retain, and oversee the work of our independent auditor;
•

at least annually, review a report by our independent auditor regarding its internal quality control procedures, material issues raised by certain reviews, inquiries or investigations relating to independent audits within the last five years, and relationships between the independent auditor and the company;

•

discuss our annual audited financial statements and quarterly financial statements with management and our independent auditor, as well as management’s assessment of and the independent auditor’s opinion regarding the effectiveness of the company’s internal control over financial reporting;

•	discuss earnings press releases with management and our independent auditor and recommend to the board of directors the filing of such press releases with the SEC;
•	discuss financial information and earnings guidance provided to analysts and rating agencies;
•	discuss policies with respect to risk assessment and risk management;
•	meet separately and periodically with management, internal auditors, and our independent auditor;
•	report regularly to the board of directors;
•	review with our independent auditor any audit problems or difficulties and management’s response;
•	set clear hiring policies for employees or former employees of our independent auditor;
•

appoint and oversee the activities of our Inspector General who has the responsibility to identify violations of company policy and law relating to accounting or public financial reporting, to review the Inspector General’s periodic reports and to set compensation for the Inspector General and its staff; and

•	review and evaluate, at least annually, the performance of the committee and its members.

The Audit Committee consists of Edward A. Blechschmidt (Chairman), Donald L. Correll, and L. Edward Shaw, Jr., each of whom our board of directors has determined to be financially sophisticated and an independent director in accordance with our Corporate Governance Guidelines and otherwise meets the audit committee membership requirements imposed by the New York Stock Exchange, our Corporate Governance Guidelines and other applicable laws and regulations. The board of directors has determined that Mr. Blechschmidt and Mr. Correll each qualify as an audit committee financial expert within the meaning of SEC regulations. The formal report of our Audit Committee can be found on page 17. The Audit Committee met 11 times during the fiscal year ended December 31, 2006.

Compensation Committee

The Compensation Committee’s purpose and objectives are to oversee our compensation and employee benefit objectives, plans and policies and to review and recommend to the independent members of the board of directors the individual compensation of our executive officers in order to attract and retain high-quality personnel to help ensure our long-term success and the creation of long-term stockholder value.

The specific responsibilities of the Compensation Committee are, among others, to:
•

review and approve our compensation programs and policies, including our benefit plans, incentive compensation plans and equity based plans, to amend, or recommend that the board of directors amend, such programs, policies, goals or objectives;

•	enable the board of directors to discharge its responsibilities relating to the compensation of our executive officers;
•	make recommendations with respect to incentive compensation plans and equity-based plans;
•	review and approve corporate goals and objectives relevant to the compensation of the chief executive officer and other executive officers;
•	evaluate the performance of the chief executive officer and other executive officers in light of those goals and objectives;
•	determine and approve (together with the independent directors) the base compensation level of and incentive compensation for the chief executive officer based on this evaluation;
•

determine and approve (either as a committee or together with the independent directors) the base compensation and incentive compensation levels for other executive officers or recommend the same to the board of directors for approval;

•	review perquisites or other personal benefits provided to our executive officers and directors;
•	review all equity compensation plans to be submitted for stockholder approval and approve all equity incentive plans that are exempt from stockholder approval;
•	review and discuss with management the company’s Compensation Discussion and Analysis, and recommend inclusion thereof in our annual report or proxy statement;
•

produce a compensation committee report and review the description of the committee’s processes and procedures for consideration and determination of executive and director compensation, each to be included in the company’s annual proxy statement;

•	review and approve employment agreements, severance arrangements and termination arrangements and change in control arrangements to be made with any executive officer of the company;
•	review and recommend to the board of directors fees and retainers for non-employee members of the board and non-employee members and chairpersons of committees of the board;
•	approve, or recommend to the board of directors for approval, all equity-based awards;
•	act as (or designate) an administrator for such plans as may be required; and
•	review and evaluate, at least annually, the performance of the committee and its members.

The Compensation Committee consists of Yvonne M. Curl, Leo I. Higdon, Jr. (Chairman), and John E. Maupin, Jr., each of whom our board of directors has determined to be an independent director under our Corporate Governance Guidelines and meets the compensation committee membership requirements imposed by the New York Stock Exchange and other applicable laws and regulations. L. Edward Shaw, Jr., who is also an independent director, served as a member of the Compensation Committee until January 26, 2007, at which time he accepted membership in another committee of the board of directors through HealthSouth’s normal rotation of committee members. The Compensation Committee met ten times during the fiscal year ended December 31, 2006. The formal report of our Compensation Committee can be found on page 20. In connection with its duties, the Compensation Committee may, in its sole discretion, obtain the advice and assistance of outside advisors, including legal, accounting and compensation advisors, as is reasonably necessary to fulfill its responsibilities. As discussed in further detail below, the Compensation Committee engaged Mercer Human Resource Consulting to assist it in its review and determination of executive compensation levels.

Compliance/Quality of Care Committee

The Compliance/Quality of Care Committee’s function is to assist our board of directors in fulfilling its fiduciary responsibilities relating to our regulatory compliance activities and to ensure we deliver quality care to our patients. The committee is primarily responsible for overseeing, monitoring, and evaluating HealthSouth’s compliance with all of its regulatory obligations other than tax and securities law related obligations and reviewing the quality of services provided to patients at our facilities.

The primary objectives and responsibilities of the Compliance/Quality of Care Committee are to:
•

ensure the establishment and maintenance of a regulatory compliance program that constitutes an “effective program to prevent and detect violations of law” as defined by guidelines promulgated by the United States Sentencing Commission;

•	appoint and oversee the activities of a chief compliance officer with responsibility for developing and implementing our regulatory compliance program;
•

monitor the company’s compliance with any Corporate Integrity Agreement (“CIA”) or similar undertaking, with the Office of Inspector General, U.S. Department of Health and Human Services, or any other government agency;

•	review and approve an annual regulatory compliance program and audit plan developed by the chief compliance officer;
•	perform, or have performed, an annual evaluation of the performance of the chief compliance officer and the compliance office;
•

review periodic reports from the chief compliance officer, including an annual regulatory compliance report summarizing compliance-related activities undertaken by us during the year and the results of all regulatory compliance audits conducted during the year;

•	monitor and review our programs, policies, and procedures that support and enhance the quality of our medical and rehabilitative care;
•	report at least twice annually to our board of directors regarding the committee’s activities and the effectiveness of our regulatory compliance program; and
•	recommend such actions or measures to be adopted by the board of directors that it deems appropriate.

The Compliance/Quality of Care Committee consists of Yvonne M. Curl, Charles M. Elson, and John E. Maupin, Jr. (Chairman) each of whom our board of directors has determined qualifies as an independent director under our Corporate Governance Guidelines. The Compliance/Quality of Care Committee met five times during the fiscal year ended December 31, 2006. In connection with its duties, the committee reviews and evaluates, at least annually, the performance of the committee and its members, may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and perform all acts reasonably necessary to fulfill its responsibilities and achieve its objectives.

Finance Committee

The purpose and objectives of the Finance Committee are to assist our board of directors in the oversight of the use and development of our financial resources, including our financial structure, investment policies and objectives, and other matters of a financial and investment nature.

The specific responsibilities of the Finance Committee are to review, evaluate, and make recommendations to the board of directors regarding HealthSouth’s:

•	capital structure and proposed changes thereto, including significant new issuances, purchases, or redemptions of our securities;
•	plans for allocation and disbursement of capital expenditures;
•	credit rating, activities with credit rating agencies, and key financial ratios;
•	long-term financial strategy and financial needs;
•	unusual or significant commitments or contingent liabilities; and
•	plans to manage insurance and asset risk.

The Finance Committee consists of Donald L. Correll (Chairman), Jon F. Hanson, and Leo I. Higdon, Jr. The Finance Committee met 11 times during the fiscal year ended December 31, 2006. In addition to its other responsibilities, the committee reviews and evaluates, at least annually, the performance of the committee and its members. In connection with its duties, the committee may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and perform all acts reasonably necessary to fulfill its responsibilities and achieve its objectives.

Nominating/Corporate Governance Committee

The purposes and objectives of the Nominating/Corporate Governance Committee are to assist our board of directors in fulfilling its duties and responsibilities to us and our stockholders, and its specific responsibilities include, among others, to:

•	assist the board of directors in determining the appropriate characteristics, skills and experience for the individual members of the board of directors and the board of directors as a whole;
•	create a process to allow the committee to identify and evaluate individuals qualified to become board members;
•	review the suitability for each board member’s continued service as a director when his or her term expires, and recommend whether or not the director should be re-nominated;
•

recommend nominees for board membership to be submitted for stockholder vote at each annual meeting of stockholders, and to recommend to the board candidates to fill vacancies on the board and newly-created positions on the board;

•

develop and recommend to the board Corporate Governance Guidelines applicable to the company that are consistent with applicable laws and listing standards and to periodically review those guidelines and to recommend to the board such changes as the committee deems necessary or advisable;

•

make recommendations to the board regarding the composition of each standing committee of the board, to monitor the functioning of the committees of the board and make recommendations for any changes, review annually committee assignments and the policy with respect to rotation of committee memberships and/or chairpersonships, and report any recommendations to the board;

•	assist the board in considering whether a transaction between a board member and the company presents an inappropriate conflict of interest and/or impairs the independence of any board member; and
•	oversee the evaluation of our board of directors and management and to perform an annual performance evaluation of the Nominating/Corporate Governance Committee and the members thereof.

The Nominating/Corporate Governance Committee consists of Charles M. Elson (Chairman), Jon F. Hanson, and L. Edward Shaw, Jr., each of whom our board of directors has determined qualifies as an independent director under the Corporate Governance Guidelines and otherwise meets the qualifications for membership on such committee imposed by the New York Stock Exchange and other applicable laws and regulations. The Nominating/Corporate Governance Committee met seven times during the fiscal year ended December 31, 2006. In connection with its duties, the committee may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and perform all acts reasonably necessary to fulfill its responsibilities and achieve its objectives.

Director Nomination Process

The Nominating/Corporate Governance Committee of the board of directors has developed a policy regarding director nominations (the “Nominations Policy”). The Nominations Policy describes the process by which candidates for possible inclusion in HealthSouth’s slate of director nominees are selected.

Criteria for Board Members. The committee considers the following factors in evaluating the suitability of candidates and nominees to our board of directors:

•	Integrity: Candidates should demonstrate high ethical standards and integrity in their personal and professional dealings.
•	Accountability: Candidates should be willing to be accountable for their decisions as directors.
•	Judgment: Candidates should possess the ability to provide wise and thoughtful counsel on a broad range of issues.
•

Responsibility: Candidates should interact with each other in a manner which encourages responsible, open, challenging and inspired discussion. Directors must be able to comply with all duties of care, loyalty, and confidentiality applicable to directors of publicly traded Delaware corporations.

•	High Performance Standards: Candidates should have a history of achievements which reflects high standards for themselves and others.
•

Commitment and Enthusiasm: Candidates should be committed to, and enthusiastic about, their performance for the company as directors, both in absolute terms and relative to their peers. Directors should be free from conflicts of interest and be able to devote sufficient time to satisfy their board responsibilities.

•

Financial Literacy: Candidates should be able to read and understand fundamental financial statements and understand the use of financial ratios and information in evaluating the financial performance of the company.

•	Courage: Candidates should possess the courage to express views openly, even in the face of opposition.

Internal Process for Identifying Candidates. The Nominating/Corporate Governance Committee has two primary methods for identifying director nominees (other than those proposed by stockholders, as discussed below). First, on a periodic basis, the committee solicits ideas for possible candidates from members of the board of directors, senior level executives, and individuals personally known to the members of the board. Second, the committee may from time to time use its authority under its charter to retain, at HealthSouth’s expense, one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

Proposals for Director Nominees by Stockholders. The Nominating/Corporate Governance Committee will consider written proposals from stockholders for director nominees. In considering candidates submitted by stockholders, the Nominating/Corporate Governance Committee will take into consideration the needs of the board of directors and the qualifications of the candidate. In accordance with the recent amendments to our By-Laws, which are attached as Exhibit 3.1 to HealthSouth’s Current Report on Form 8-K filed with the SEC on March 5, 2007, any such nominations must be delivered or mailed to and received by the Nominating/Corporate Governance Committee, c/o the Corporate Secretary, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, a nomination, in order to be timely, must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. For nominations for our 2008 annual meeting of stockholders, stockholder nomination must be delivered to or mailed and received at our principal executive offices on or after January 4, 2008 and not later than the close of business on February 3, 2008.

Stockholder nominations must include certain prescribed information set forth in Section 3.4 of the By-Laws, as amended. Specifically, stockholder nominations must set forth: (1) as to each person whom the stockholder proposes to nominate for election as a director (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class or series and number of shares of HealthSouth capital stock which are owned beneficially or of record by the person, (d) a statement whether such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the board of directors, in accordance with the Corporate Governance Guidelines, and (e) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (2) as to the stockholder giving the notice (a) the name and record address of such stockholder, (b) the class or series and number of shares of HealthSouth capital stock which are owned beneficially or of record by such stockholder, (c) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (d) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (e) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

The By-Laws will be provided to any stockholder by mail without charge upon request to the corporate secretary.

Evaluation of Candidates. The Nominating/Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. If, after the committee’s initial evaluation, a candidate meets the criteria for membership, the chair of the Nominating/Corporate Governance Committee will interview the candidate and communicate the chair’s evaluation to the other members of the committee, the chairman of the board and the chief executive officer. Later reviews will be conducted by other members of the committee and senior management. Ultimately, background and reference checks will be conducted and the committee will meet to finalize its list of recommended candidates for the board’s consideration. The candidates recommended for the board’s consideration will be those individuals that will create a board of directors that is, as a whole, strong in its collective knowledge of, and diverse in skills and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets.

Code of Ethics

We have adopted Standards of Business Conduct (our “code of ethics”) that applies to all employees, directors and officers, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a copy of our code of ethics on our website at www.healthsouth.com under the heading “Who We Are/Corporate Governance.” We will provide to any person without charge, upon request, a copy of our code of ethics. Requests for a copy may be made in writing to Corporate Compliance Office, HealthSouth Corporation, P.O. Box 380243, Birmingham, Alabama 35238. The purpose of the code of ethics is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by HealthSouth; and to promote compliance with all applicable rules and regulations that apply to HealthSouth and its officers and directors. We will disclose any future amendments to, or waivers from, certain provisions of these ethical policies and standards for officers and directors on our website promptly following the date of such amendment or waiver.

Communications to the Board of Directors, the Committees, and the Non-Management Directors

Stockholders and other parties interested in communicating directly to the board of directors, any committee, or any non-management director may do so by writing to the address listed below. All communications received as set forth in this paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the board of directors or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

HEALTHSOUTH CORPORATION BOARD OF DIRECTORS P.O. BOX 382827 BIRMINGHAM, ALABAMA 35238 ATTENTION: [Addressee*]

*The “Addressee” description will allow HealthSouth to direct the communication to the intended recipient.

Compensation of Directors

In 2006, we provided the following annual compensation to directors who are not employees:
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)

Steven R. Berrard(3)	46,000	90,005	–	–	136,005
Edward A. Blechschmidt	114,500	90,005	–	–	204,505
Donald L. Correll	98,167	90,005	–	–	188,172
Yvonne M. Curl	90,500	90,005	–	–	180,505
Charles M. Elson	99,500	90,005	–	–	189,505
Jon F. Hanson	191,500	90,005	–	–	281,505
Leo I. Higdon, Jr.	103,500	90,005	–	–	193,505
John E. Maupin, Jr.	100,500	90,005	–	–	190,505
L. Edward Shaw, Jr.	88,500	90,005	–	–	178,505

(1)

Each non-employee director received an award of restricted stock units with a grant date fair value of $90,005 (3,390 units). These awards are fully vested in that they are not subject to forfeiture; however, no shares underlying a particular award will be issued until the director ends his or her service on the board, as further described below under “2004 Amended and Restated Director Incentive Plan” on page 34. In prior years, non-employee directors received awards of restricted stock. The aggregate number of unvested restricted stock awards outstanding at fiscal year end was as follows: Mr. Berrard (0), Mr. Blechschmidt (1,723), Mr. Correll (862), Ms. Curl (1,061), Mr. Elson (1,375), Mr. Hanson (1,623), Mr. Higdon (1,375), Dr. Maupin (1,375), and Mr. Shaw (862). The value of stock awards listed in this column has been determined based on the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with Financial Accounting Standards Board Statements of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS 123R) for financial reporting purposes. This dollar amount recognized is the same as the grant date fair value for each award. The assumptions used in the valuation are discussed under the heading “Critical Accounting Policies - Share-Based Payments” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of our 2006 Form 10-K. All per share amounts have been adjusted for the five-for-one reverse stock split that became effective on October 25, 2006.

(2)

The aggregate number of option awards outstanding at fiscal year end was as follows: Mr. Hanson (10,000). Other than Mr. Grinney, whose option awards are disclosed under the table entitled “Outstanding Equity Awards at December 31, 2006,” no other directors had option awards outstanding at fiscal year end.

(3)

Mr. Berrard did not stand for re-election to the board of directors at our 2006 annual meeting of stockholders. Consequently, on May 18, 2006, Mr. Berrard forfeited 1,723 shares of restricted stock that had not vested.

Non-employee directors of HealthSouth receive an annual cash retainer of $95,000. In addition to the cash retainer, the chairman of the board of directors and the chairperson of each committee receive additional compensation for his or her service as a chairperson. Currently, the chairman of the board receives an additional $100,000 per year to compensate for the enhanced responsibilities and time commitment associated with that position. The chairperson of the Audit Committee receives an additional $25,000 per year, the chairperson of the Compensation Committee receives an additional $15,000 per year, and the chairpersons of the Compliance/Quality of Care Committee, the Finance Committee, and the Nominating/Corporate Governance Committee each receive an additional $10,000 per year.

In addition, under our 2004 Amended and Restated Director Incentive Plan, each non-employee member of the board of directors currently receives an annual grant of restricted stock units valued at $90,000 (or, a similarly valued award of HealthSouth common stock if the director makes a timely election), which will be granted to each director at the time annual equity awards are granted to key employees of HealthSouth, and which units will be settled in shares of HealthSouth common stock six months following the date upon which such director no longer serves on our board of directors. The material features of this plan are described below under “Equity Compensation Plan Information” on page 34.

Mr. Grinney, who is the only director that is also an employee, receives no additional compensation for serving on the board.

Indemnification and Exculpation

We indemnify our directors and officers to the fullest extent permitted by Delaware law. Our certificate of incorporation also includes provisions that eliminate the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;
•	under Section 174 of the Delaware law (regarding unlawful payment of dividends); or
•	for any transaction from which the director derives an improper personal benefit.

We have also entered into agreements with certain of our directors and executive officers contractually obligating us to provide this indemnification to them. We believe that these provisions and agreements are necessary to attract and retain qualified people and so that they will be free from undue concern about personal liability in connection with their service to HealthSouth.

AUDIT COMMITTEE MATTERS

Audit Committee Report

We have a separately designed standing Audit Committee established in accordance with Section 3(a)58(A) of the Exchange Act. The Audit Committee operates under a written charter adopted by the board of directors on February 28, 2007, available on the company’s website at www.healthsouth.com, under “Who We Are/Corporate Governance,” which outlines the committee’s responsibilities. The board of directors has determined that each member of the committee is an independent director based on HealthSouth’s Corporate Governance Guidelines. Each member of the committee also satisfies the definition of independence for audit committee members contained in Rule 303A.02 of the listing standards for the New York Stock Exchange, as well as the SEC’s additional independence requirements for audit committee members. In addition, the board of directors has determined that each of Edward A. Blechschmidt and Donald L. Correll is an “audit committee financial expert” as defined by SEC rules.

The board of directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of HealthSouth. The Audit Committee’s purpose is to assist the board of directors in fulfilling its responsibilities to the company and its stockholders by overseeing the accounting and financial reporting processes of HealthSouth, the qualifications and selection of the independent registered public accounting firm engaged as HealthSouth’s independent registered public accounting firm, and the performance of HealthSouth’s Inspector General, internal auditors and independent registered public accounting firm.

The Audit Committee relies on the expertise and knowledge of management, the internal auditors, and the independent registered public accounting firm in carrying out its oversight responsibilities. Management has the primary responsibility for establishing and maintaining effective systems of internal and disclosure controls (including internal control over financial reporting), for preparing financial statements, and for the public reporting process. PricewaterhouseCoopers LLP, HealthSouth’s independent registered public accounting firm for 2006, is responsible for expressing opinions on the conformity of the company’s audited financial statements with generally accepted accounting principles. In addition, PricewaterhouseCoopers LLP will express its own opinion on the effectiveness of the company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

With respect to the fiscal year ended December 31, 2006, the Audit Committee fulfilled its duties and responsibilities generally as outlined in the charter. Specifically, the committee, among other actions:

•

reviewed and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the company’s consolidated financial statements and related periodic reports filed with the SEC;

•

reviewed and held discussions with management, the internal auditors, and the independent registered public accounting firm regarding significant accounting policies applied by the company in its financial statements, as well as alternative treatments and risk assessment;

•

reviewed management’s assessment of the effectiveness of the company’s internal control over financial reporting and discussed with the independent registered public accounting firm its audit of management’s assessment of internal controls over financial reporting;

•	reviewed with management, the internal auditors, and the independent registered public accounting firm, the audit scope and plan; and
•	met in periodic executive sessions with each of management, the internal auditors, and the independent registered public accounting firm.

Management is responsible for maintaining adequate internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. The Audit Committee was kept apprised of the progress of management’s assessment of the company’s internal control over financial reporting and provided oversight to management during the process. The Audit Committee also provided oversight and reviewed with management the company’s initiatives to remediate material weaknesses in the company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited consolidated financial statements for the year ended December 31, 2006, management’s assessment of the effectiveness of the company’s internal control over financial reporting, and PricewaterhouseCoopers LLP’s audit of the company’s internal control over financial reporting. The committee also discussed with PricewaterhouseCoopers LLP those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee recognizes the importance of maintaining the independence of the company’s independent registered public accounting firm, both in fact and appearance. Consistent with its charter, the committee has evaluated PricewaterhouseCoopers LLP’s qualifications, performance, and independence, including that of the lead audit partner. The committee has established a policy pursuant to which all services, audit and non-audit, provided by the independent registered public accounting firm must be pre-approved by the Audit Committee or its delegate. The company’s preapproval policy is more fully described below under “Principal Accountant Fees and Services.” The committee has concluded that provision of the non-audit services described in that section is compatible with maintaining the independence of PricewaterhouseCoopers LLP. In addition, PricewaterhouseCoopers LLP has provided the committee with the letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee has had discussions with PricewaterhouseCoopers LLP regarding its independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the board of directors, and the board of directors has approved, that the audited consolidated financial statements for the year ended December 31, 2006 and management’s assessment of the effectiveness of the company’s internal control over financial reporting as of December 31, 2006 be included in our 2006 Form 10-K for filing with the SEC. The Audit Committee and the board of directors have selected PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2007.

Audit Committee

Edward A. Blechschmidt (Chairman)

Donald L. Correll

L. Edward Shaw, Jr.

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing of HealthSouth under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that HealthSouth specifically incorporates the Audit Committee Report by reference therein.

Auditor Attendance at the Annual Meeting

Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting and will have the opportunity to make a statement, if they desire, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The Audit Committee of our board of directors is responsible for the appointment, oversight, and evaluation of our independent registered public accounting firm. In accordance with our Audit Committee’s charter, our Audit Committee must approve, in advance of the service, all audit and permissible non-audit services provided by our independent registered public accounting firm. Our independent registered public accounting firm may not be retained to perform the non-audit services specified in Section 10A(g) of the Exchange Act.

The Audit Committee has established a policy regarding preapproval of all audit and permissible non-audit services provided by our independent registered public accounting firm, as well as all engagement fees and terms for our independent registered public accounting firm. Under the policy, the Audit Committee must approve annually a resolution setting forth the expected services to be rendered and fees to be charged by our independent registered public accounting firm during the year. The Audit Committee must approve, in advance, any services or fees exceeding preapproved levels. The Audit Committee has delegated general preapproval authority to a subcommittee of which the chairman of the Audit Committee is the only member. All requests or applications for services to be provided by our independent registered public accounting firm must be submitted to specified officers who may determine whether such services are included within the list of preapproved services. All requests for services that have not been preapproved must be accompanied by a statement that the request is consistent with the independent registered public accounting firm’s independence from HealthSouth.

With respect to the audits for the years ended December 31, 2006 and 2005, the Audit Committee approved the audit services to be performed by PricewaterhouseCoopers LLP, as well as certain categories and types of audit-related, tax, and permitted non-audit services.

Fees Paid to the Principal Accountant—2006

Amounts paid or accrued for the services of PricewaterhouseCoopers LLP in 2006 primarily related to the audits of our consolidated financial statements and internal control over financial reporting for the years ended December 31, 2006 and 2005. The table below sets forth all fees paid or accrued for the services of PricewaterhouseCoopers LLP in 2006:

2006
(In Millions)
Audit Fees(1)	$ 24.8
Audit-Related Fees(2)	1.4
Total audit and audit-related fees	26.2

Tax Fees	–
All Other Fees(3)	3.6
Total Fees	$ 29.8

(1)

Audit Fees—Represents aggregate fees paid or accrued for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting for the years ended December 31, 2006 and 2005. It also includes fees paid for professional services rendered for the review of financial statements included in our 2006 Form 10-Qs (including the review of quarterly information for 2005, which had never been presented). It also includes fees for professional services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory engagements required by various partnership agreements or state and local laws in the jurisdictions in which we operate or manage facilities.

(2)

Audit-Related Fees—Represents aggregate fees paid or accrued for professional services rendered for the carveout financial statement audits of our surgery centers, outpatient, and diagnostic divisions for the years ended December 31, 2005 and 2004, and the carveout financial statement audit of our diagnostic division for the year ended December 31, 2003.

(3)

All Other Fees—Represents fees for all other products and services provided by our independent registered public accounting firm that do not fall within the previous categories. More specifically, these fees include amounts paid to PricewaterhouseCoopers LLP for services as our Independent Review Organization, as stipulated in the December 2004 Corporate Integrity Agreement. It also includes fees for professional services for transaction support associated with the potential divestitures of our surgery centers, outpatient, and diagnostic divisions.

Fees Paid to the Principal Accountant—2005

PricewaterhouseCoopers LLP was named our independent registered public accounting firm in May 2003. Prior to their appointment as our independent registered public accounting firm, our Special Audit Review Committee’s legal counsel engaged a forensic auditing team from PricewaterhouseCoopers LLP to assist in its investigation of accounting irregularities at HealthSouth and to consider any related matters that it concluded deserved review or comment.

Due to the timing of our filings and the related audits of our consolidated financial statements for the years ended December 31, 2004, 2003, and 2002, as well as the re-audits for the years ended December 31, 2001 and 2000, approximately 87% of the amounts paid or accrued for the services of PricewaterhouseCoopers LLP in 2005 related to the audits of our consolidated financial statements and internal control over financial reporting for the year ended December 31, 2004, the audit of our consolidated financial statements for the years ended December 31, 2003 and 2002, and the re-audits for the years ended December 31, 2001 and 2000. The table below sets forth all fees paid or accrued for the services of PricewaterhouseCoopers LLP in 2005:

2005
(In Millions)
Audit Fees(1)	$ 44.7
Audit-Related Fees	–
Total audit and audit-related fees	44.7

Tax Fees	–
All Other Fees(2)	0.3
Total Fees	$ 45.0

(1)

Audit Fees—Represents aggregate fees paid or accrued for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting for the years ended December 31, 2005 and 2004, the audit of our consolidated financial statements for the years ended December 31, 2003 and 2002, and the re-audits for the years ended December 31, 2001 and 2000. It also includes fees for professional services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory engagements required by various partnership agreements or state and local laws in the jurisdictions in which we operate or manage facilities.

(2)

All Other Fees—Represents fees for all other products and services provided by our independent registered public accounting firm that do not fall within the previous categories. More specifically, these fees include amounts paid to PricewaterhouseCoopers LLP for forensic audit services rendered to the Special Audit Review Committee, as well as services provided as our Independent Review Organization, as stipulated in the December 2004 Corporate Integrity Agreement.

COMPENSATION COMMITTEE MATTERS

Scope of Authority

The Compensation Committee acts on behalf of the board of directors to establish the compensation of executive officers of the company and provides oversight of the company’s compensation philosophy. The committee also acts as the oversight committee with respect to the company’s equity compensation, bonus and other compensation plans covering executive officers and other senior management. In overseeing those plans, the committee may delegate authority for day-to-day administration and interpretation of the plan, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the company. However, the committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.

Role of Independent Consultant

The Compensation Committee has retained Mercer Human Resource Consulting as its independent compensation consultant to assist the committee in evaluating executive compensation programs and in setting executive officers’ compensation. The use of an independent consultant provides additional assurance that the company’s executive compensation programs are reasonable and consistent with company objectives. The consultant advises the committee with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards.

Role of Executive Officers and Management

The chief executive officer and the senior vice president of human resources formulate recommendations on matters of compensation philosophy, plan design, and the specific compensation recommendations for executive officers (other than the chief executive officer). The chief executive officer gives the Compensation Committee a performance assessment and compensation recommendation for each of the other named executive officers. Those recommendations are then considered by the committee with the assistance of its compensation consultant. The chief executive officer and the senior vice president of human resources generally attend Compensation Committee meetings but are not present for the independent sessions or for any discussion of their own compensation. The Compensation Committee, together with the other independent directors and without input from the chief executive officer, determine the chief executive officer’s base compensation and incentive compensation.

Compensation Committee Interlocks and Insider Participation

None of the current members of our Compensation Committee is an officer or employee of HealthSouth. None of our current executive officers serves or has served as a member of the board of directors or compensation committee of any other company that had one or more executive officers serving as a member of our board of directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and, based upon such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Leo I. Higdon, Jr. (Chairman)

Yvonne M. Curl

John E. Maupin, Jr.

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing of HealthSouth under the Securities Act of 1933, as amended, or the Securities

Exchange Act of 1934, as amended, except to the extent that HealthSouth specifically incorporates the Compensation Committee Report by reference therein.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Practice

We operate in a highly competitive and dynamic industry. The key objectives of our executive compensation program are to attract, motivate and retain executives who will establish HealthSouth as a leader in the health care industry and enhance stockholder value over the long-term. In addition, because of the challenging operating environment we have faced since March 2003, as well as the strategic repositioning we announced in August 2006, our executive compensation program places a special emphasis on ensuring management stability. We achieve these objectives by providing executives with a comprehensive package that includes a mix of salary, bonus and equity compensation. Our compensation program is designed to:

•	reward executives based on individual performance, company performance, and the creation of stockholder value;
•	provide outstanding achievers with a compensation package that is highly competitive with comparable employers over the long-term;
•	encourage management stability through HealthSouth’s turnaround and repositioning period; and
•	align executive incentives with the long-term interests of our stockholders.

In recent years, the company has established targets for both salary and bonus based on specific Adjusted Consolidated EBITDA1 targets. We use Adjusted Consolidated EBITDA to assess our operating performance. We believe it is meaningful because it provides investors with a measure used by our internal decision makers for evaluating our business. During the transitional year of 2007, we will continue to use Adjusted Consolidated EBITDA, but our goal is to focus on additional financial targets, including net income and specific balance sheet goals, by 2008.

Elements of Executive Compensation

The elements of our executive compensation program are discussed below. In general, we try to maintain a balance between cash and equity compensation, with a significant portion of cash compensation being performance based. As an executive’s responsibility increases, his or her total compensation mix will generally include a greater percentage of equity as well as a greater percentage of total compensation at risk.

Base Salary

A number of factors are considered in determining executive base salaries, including the executive’s scope of responsibilities, a competitive market assessment of similar roles at other similar companies, and an assessment of the executive’s performance. Base salaries are reviewed once per year and may be adjusted after considering the above factors. A more detailed discussion of these factors and how they affect compensation is set forth on page 26 under the heading, “How Compensation Levels are Determined.”

Bonus

In 2006, we adopted the 2006 Senior Management Bonus Program to reward our executives on a performance basis. Under the bonus program, annual bonus targets are determined as a percentage of each executive’s base salary. The bonus program, and any payout, is at the full discretion of the independent directors of the board of directors, based on the recommendations of the Compensation Committee, all of whom are also independent directors. Target bonus ranges are established through an analysis of compensation from comparable positions in the health care industry, with actual bonus

_________________________

1 In general terms, the definition of Adjusted Consolidated EBITDA, per our 2006 Credit Agreement (as defined in our 2006 Form 10-K), allows us to add back to Adjusted Consolidated EBITDA all unusual non-cash items or non-recurring items. These items include, but may not be limited to, (1) expenses associated with government, class action, and related settlements, (2) fees, costs, and expenses related to our recapitalization transactions, (3) any losses from discontinued operations and closed locations, (4) charges in respect of professional fees for reconstruction and restatement of financial statements, including fees paid to outside professional firms for matters related to internal controls and legal fees for continued litigation defense and support matters discussed in Note 25, Contingencies and Other Commitments, to our consolidated financial statements accompanying our 2006 Form 10-K, and (5) compensation expenses recorded in accordance with FASB Statement No. 123(R). See the discussion under the heading “Consolidated Results of Operations – Adjusted Consolidated EBITDA” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of our 2006 Form 10-K, for a description of how Adjusted Consolidated EBITDA is calculated from our audited financial statements.

awards being determined according to each executive’s level of achievement of certain quantitative and qualitative performance objectives.

The quantitative goals of the bonus program include both corporate and divisional goals determined at the beginning of each year such as specific Adjusted Consolidated EBITDA and margin rate targets for the company, divisional growth targets for the three ambulatory divisions, compliant case growth for the inpatient division, and design of remediation plans for material weaknesses for each division. The Adjusted Consolidated EBITDA target for 2006 was $547 million and the Margin Rate target was 16%. These quantitative goals are weighted in relative importance for each executive. We also specify, for each executive, three to five individual goals, also weighted according to importance, which are determined between each participant and his or her immediate supervisor. In 2006, the target bonus and weightings assigned to the objectives for each executive are shown in the following tables.

Named Executive Officer	Target Bonus as a % of Salary	Company Quantitative Objectives	Divisional Quantitative Objectives[2]	Individual Objectives
Jay Grinney	90%	80%	N/A	20%
Michael D. Snow	80%	70%	N/A	30%
John L. Workman	70%	70%	N/A	30%
John Markus	60%	60%	N/A	40%
Mark J. Tarr	60%	20%	60%	20%
James C. Foxworthy	60%	60%	N/A	40%

Weighting of Quantitative Objectives

Company Quantitative Objectives		Individual Objectives
Objective	Weighting
EBITDA	50%	Three to five individual objectives appropriately weighted
Margin Rate	30%
Remediation of Material Weaknesses	20%

                In assessing performance against our quantitative objectives, the Compensation Committee compares actual results against specific financial objectives. The following sliding scale sets forth the potential bonus payout based on the weighted average results. Actual payouts are interpolated using this sliding scale.

Weighted Average Results	Payout
>115%	150%
Budget = 100%	100%
<85%	0%

                The Compensation Committee uses qualitative objectives, and achievement of these qualitative objectives, to adjust overall bonus payouts as may be appropriate. Our qualitative goals for 2006 are described in the table below.

_________________________

2 For the inpatient division, quantitative objectives are weighted as follows: EBITDA (35%), margin rate (21%), remediation test results (14%), and compliant case growth (30%).

Qualitative Goal	Completion Status
1. Become a regular filer under the Exchange Act.	1. Complete. 2005 10-K and all 2006 10-Qs filed on time.
2. Refinance our balance sheet.	2. Complete. Balance Sheet refinanced with significant pre-payable debt and no near-term maturities.
3. Formalize a long-term de-leveraging plan.	3. Complete. Plan is to reduce long-term debt by $1.5B over the next three years through asset sales, tax refunds and litigation recoveries.
4. Seek re-listing of our stock on a national exchange.	4. Complete. Re-listing on NYSE occurred on October 26, 2006.
5. Resolve securities litigation.	5. Complete. Final Settlement approved January 2007.
6. Formalize the quality component of the Compliance/Quality of Care Committee of the Board.	6. Complete. Quality metrics established. Medical Director hired, oversight by Compliance/Quality of Care Committee initiated.
7. Create a development function, staffed at both the corporate and division levels, and identify a minimum of five IRFs and five surgery center development projects for 2007.	7. Complete.
8. Divest the diagnostic division.	8. Not complete.
9. Increase stakeholder value (stock price).	9. Not complete.

If the weighted average result relative to company quantitative objectives is less than 85%, the maximum bonus payout an executive can receive is 50% of the target bonus, even if all qualitative objectives are met. Taking into account the recommendations of the Compensation Committee, the independent directors of our board of directors made the final determination regarding bonuses to be paid under the 2006 Senior Management Bonus Program at the February 2007 meeting of the board of directors. These amounts are set forth in the Summary Compensation Table on page 28.

Equity Incentives

Our executives are eligible to receive awards of restricted stock and options to purchase common stock on an annual basis. Grants of restricted stock and option awards are generally made at the February board meeting based on recommendations of the Compensation Committee. The Compensation Committee believes that such grants help focus executive attention on managing the business effectively and ensuring that operational decisions are based on long-term considerations that benefit the company and our stockholders. However, we have been unable to maintain an effective registration statement since March 2003. Therefore, the holders of options have been unable to exercise any options or trade stock awarded during that time and we recognize the value of these incentives currently may be somewhat impaired. However, we intend to file one or more registration statements covering our equity incentive plans as soon as reasonably possible in 2007. At that time, outstanding vested options will become immediately exercisable, providing recognizable value to holders.

Restricted Stock Awards. Restricted stock awards are for shares of HealthSouth common stock and will only be earned by an executive officer when the restrictions on the award lapse and only if the individual continues to be employed by HealthSouth. Restricted stock awards vest on a cliff vesting schedule, typically three years from the grant date of the award. Restricted stock awards are granted at the discretion of the independent directors of the board of directors, based on recommendations from the Compensation Committee and evidenced by an award agreement with each recipient.

Option Awards. Each stock option permits the executive officer, generally for a period of 10 years, to purchase one share of HealthSouth common stock at the exercise price, which is the closing market price on the date of the grant. Options vest ratably in equal annual increments over a specified period of time, typically three years from the grant date of the option. Options are granted at the discretion of the independent directors of the board of directors based on recommendations from the Compensation Committee and evidenced by an option agreement with each recipient.

Retention Incentives

An important component of our overall executive compensation program is designed to reward management stability. Retention incentives are particularly important to us because: (1) we have a new management team, (2) we have faced an extremely challenging operating environment since March 2003, and (3) we have recently announced a strategic repositioning of the company which contemplates the divestiture of our surgery, outpatient and diagnostic divisions. We have implemented two compensation plans to encourage management stability during this turnaround and repositioning period, both of which are discussed below.

Key Executive Incentive Program. The HealthSouth Key Executive Incentive Program was created by our chief executive officer in late 2005. The Compensation Committee approved the program and recommended it to the board of directors, which approved the program on November 17, 2005. The program is a supplement to the company’s overall compensation program for executives and is intended to provide incentives for key senior executives in the form of equity awards that vest and cash bonuses that are payable, in each case through January 2009. All named executive officers, other than Mr. Grinney, are participants in the program.

The program consists of a 50% equity component and a 50% cash component, except that the awards to Messrs. Snow and Workman consist of 60% in equity and 40% in cash. The equity component is comprised of approximately one-third stock options and two-thirds restricted stock.

The equity awards, which were made on November 17, 2005, were one-time special equity grants. These awards were separate from, and in addition to, the normal equity grants awarded in March and generally were equivalent to the executive’s normal annual grant. The equity awards granted to the key executives who are named executive officers, adjusted for the five-for-one reverse stock split that became effective on October 25, 2006, are as follows: Mr. Snow: 28,159 shares of restricted stock and 17,727 stock options; Mr. Workman: 23,923 shares of restricted stock and 15,061 stock options; Mr. Markus: 10,883 shares of restricted stock and 6,852 stock options; Mr. Foxworthy: 10,883 shares of restricted stock and 6,852 stock options; and Mr. Tarr: 11,164 shares of restricted stock and 7,029 stock options. The stock options have an exercise price equal to $19.35 per share, the fair market value on the date of grant. The stock options and restricted stock will vest according to the following schedule: 25% in January 2007, 25% in January 2008, and the remaining 50% in January 2009.

The cash component of the award is an incentive payment payable 25% in January 2007, 25% in January 2008, and the remaining 50% in January 2009. This cash bonus is equivalent to between approximately 80% and 110% of the key executive’s base salary. In order for each key executive to receive each installment of the cash award, he or she must be employed in good standing on a full-time basis at the time of each payment, and the company must have attained certain performance goals based on liquidity standards established by HealthSouth.

Transitional Severance Plan. Effective October 1, 2006, the Compensation Committee approved a Transitional Severance Plan for executives and selected corporate employees to provide an appropriate incentive for these employees to remain during the potential divestiture of the surgery centers, outpatient, and diagnostic divisions. The plan relating to executives consists of two components: a cash severance payment and a retention bonus.

Under the severance component, if an executive’s employment is terminated by HealthSouth other than for cause or by the executive for good reason (as defined in the severance plan), then the executive is entitled to receive a cash severance payment, health benefits, and such other benefits as may be determined by the plan’s administrator. The cash severance payment is an amount equal to the executive’s monthly salary then in effect multiplied by the number of months of severance applicable to the executive, plus any accrued but unused vacation and accrued but unpaid salary. This amount is to be paid in substantially equal installments in accordance with our normal payroll practices. Mr. Grinney, Mr. Workman, and Mr. Tarr are not participants. The number of months of severance to be received is based on the executive’s severance classification as set forth in the following table.

Number of Months Severance Applicable by Tier
Tier	Participants	Termination Before February 1, 2007	Termination After February 1, 2007
1	Executive Vice Presidents Division Presidents	18 months	24 months
2	Senior Vice Presidents	12 months	18 months
3	Select Vice Presidents	6 months	12 months

                Under the retention bonus component of the plan, certain executives designated by the Compensation Committee are eligible also to receive a retention bonus contingent on the closing of the relevant divestiture transaction. For the named executive officers, the bonus will be payable upon closing of the disposition of the division or divisions in which such executive participated. The retention bonus will consist of a fixed and a discretionary portion. The fixed portion is paid to executives still employed at the time of the closing of the relevant divestiture. The discretionary portion is equal to a percentage of the executive’s annual base salary and is based on both transaction criteria, including sales price and timing of transaction, and individual performance criteria, including individual effort, attitude, timely completion of assignments, and quality of management presentations to potential buyers. For participating named executive officers, the bonus is weighted 80% to the surgery divestiture and 20% to the outpatient divestiture. Mr. Snow is the only named executive officer eligible to receive a retention bonus under the Transitional Severance Plan. The fixed portion of Mr. Snow’s retention bonus would equal $323,695 and the discretionary portion, if awarded, would equal no less than $323,695.

Participants in the Transitional Severance Plan who have written employment agreements must choose whether to receive severance benefits under the Transitional Severance Plan or their employment agreements, as set forth in the following table.

Transitional Severance Plan v. Employment Agreement
Transitional Severance Plan				Employment Agreement
Occurrence	Severance Payment Component Eligible Under Transitional Severance Plan	Retention Bonus Component Eligible Under Transitional Severance Plan	OR	Severance Payment Eligible Under Employment Agreement
Voluntary resignation other than for good reason	No	No		Salary and benefits due as of date of termination
HealthSouth terminates for cause	No	No		Salary and benefits due as of date of termination
HealthSouth terminates without cause	Yes; multiple of monthly salary and number of months’ of severance	Yes		24 months base salary and benefits
Retirement, death or disability	No	No		Three months base salary in the event of death Salary for number of months remaining in agreement in the event of disability
Comparable employment offer within 50 miles	No	Yes		N/A

Executive Benefits

In 2006, our executives were eligible for the same benefits offered to other employees, including medical and dental coverage. Executives are also eligible to participate in HealthSouth’s 401(k) plan subject to a limit on contributions. In addition to the standard benefits offered to all employees, we pay our executives’ group term life premiums and also provide Mr. Grinney with additional long-term disability coverage. Other than the plans referenced here, the company does not provide its executives with compensation in the form of a pension plan, non-qualified deferred compensation plan, or a retirement plan.

Perquisites Philosophy

HealthSouth does not provide its executive officers with perquisites such as country club memberships. The board of directors, the Compensation Committee, and executive management do not believe such personal benefits are necessary for HealthSouth to attract and retain executive talent.

How Compensation Levels Are Determined

The Compensation Committee reviews each element of compensation for our executives. Each year the Compensation Committee reviews and considers, among other things, executive market data (base salary, target bonus, total cash, long term incentives and total direct compensation) when setting compensation targets.3 The Compensation Committee also considers an assessment of the company’s performance, the executive’s level of responsibility, anticipated contributions to the company, competitive practices, and certain factors relating to equity awards such as the number of awards available for grant and potential dilution and expense relating to such grants. The Compensation Committee exercises its business judgment in applying standard approaches to the facts and circumstances associated with each executive.

The Compensation Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of our executive officers. Rather, the Compensation Committee considers management’s continuing achievement of its short and long-term goals which, for the periods covered by this proxy statement, are discussed elsewhere in this Compensation Discussion and Analysis.

To assist the Compensation Committee in its review and determination of executive compensation levels, the Compensation Committee has engaged Mercer Human Resource Consulting. From time to time we also review data from several executive compensation benchmarking surveys, including those published by Mercer and Towers Perrin. Such surveys provide summarized data on levels of base salary, target annual incentives, and stock-based and other long-term incentives. These surveys also provide benchmark information on compensation practices such as the prevalence of types of compensation plans and the proportion of the components that comprise the total direct compensation package. These surveys are supplemented by other publicly available information and input from Mercer on other factors such as recent market trends.

During the year, the Compensation Committee considers a list of companies against which performance and compensation for executives will be compared. The principal criteria used to determine membership in the comparator group include industry segment and revenue size. The 2006 comparator group was comprised of 12 companies: Community Health Systems, Coventry Health Care, HCA, Health Management Associates, Kindred Healthcare, Laboratory Corp of America, Manor Care, Omnicare, Quest Diagnostics, Tenet Healthcare, Triad Hospitals, and Universal Health Services. HealthSouth, with assistance from Mercer, reviews the comparator group on a regular basis to ensure the group is appropriate based on the anticipated divestiture process. The comparator group for 2007 will be modified to reflect a more appropriate group based upon the divestiture process that is ongoing within the company.

Together with the other independent directors and in consultation with Mercer, the Compensation Committee determines and approves the base compensation level of and incentive compensation for the chief executive officer. The discussions with respect to the chief executive officer’s compensation package occur during the independent session of both the Compensation Committee and the board of directors. In determining the compensation package for our chief executive officer, the Compensation Committee and the board of directors assess the individual performance of the chief executive officer and the financial and operating performance of HealthSouth.

At the end of the year, our chief executive officer makes recommendations to the Compensation Committee concerning the compensation of the other executive officers and of the senior management team, which consists of HealthSouth’s senior vice presidents. Our chief executive officer provides complete evaluations only for executive officers and certain senior vice presidents. The Compensation Committee considers the chief executive officer’s recommendations based on each executive’s individual responsibility, performance and overall contribution.

The Compensation Committee reviewed all components of the executive officers’ compensation for 2006, including salary, annual and long-term incentive pay, stock option grants and restricted stock awards, as well as potential payout obligations under HealthSouth’s Transitional Severance Plan and Change in Control Benefits Plan. With the help of Mercer Human Resource Consulting, and in consultation with the board of directors, the Compensation Committee determined that our 2006 executive compensation was reasonable and consistent with HealthSouth’s objectives.

_________________________

3 It should be noted that when setting compensation targets, the compensation values used by Mercer Human Resource Consulting for HealthSouth’s comparator data reflect projected equity prices and not current values (i.e. options were valued at $25.00 and restricted shares were valued at $50.00).

Other Severance Arrangements

On November 4, 2005, the Special Committee of the board of directors approved, upon the recommendation of the Compensation Committee, the HealthSouth Corporation Change in Control Benefits Plan. After consultation with outside counsel, the company has determined that a divestiture of any divisions will not trigger benefits due under the Change in Control Benefits Plan. Mr. Grinney, Mr. Snow, Mr. Workman, Mr. Markus, and Mr. Tarr are participants in the Change in Control Benefits Plan, as are other executives. In addition, prior to leaving HealthSouth, Mr. Foxworthy was a participant. As a condition to receipt of any payment or benefits under the plan, participating employees, as designated by the chief executive officer, must enter into a Non-Solicitation, Non-Disclosure, Non-Disparagement and Release Agreement with HealthSouth.

Under the Change in Control Benefits Plan, participants are divided into three different tiers as designated by the Compensation Committee. Tier 1 is comprised of certain executive officers including the named executive officers as listed above; Tier 2 is comprised of division presidents and certain other officers; and Tier 3 includes additional officers. Upon the occurrence of a change in control as defined in the Change in Control Benefits Plan, each outstanding option to purchase common stock held by participants will become automatically vested and exercisable for a 90 day period. All options granted after November 4, 2005 will remain exercisable for the following additional exercise periods:

Change in Control Additional Option Exercise Periods
Tier Level	Additional Exercise Period
Tier 1	3 years
Tier 2	2 years
Tier 3	1 year

If a participant’s employment is terminated within 24 months following a change in control or within 3 months of a potential change in control, either by the participant for good reason (as defined in the Change in Control Benefits Plan) or by HealthSouth without cause, then the participant shall receive a lump sum severance payment. The lump sum is based upon a multiple of base salary and maximum target bonus as follows:

Change in Control Severance Payment
Tier Level	Multiple
Tier 1	2.99
Tier 2	2.00
Tier 3	1.00

Employment Agreements

Certain of our executive officers are employed pursuant to written employment agreements.4 Each employment agreement separately reflects the terms that the Compensation Committee believed were appropriate and necessary to retain the services of the particular executive officer, within the framework of our compensation policies. A limited number of other senior officers of the company are also employed pursuant to employment agreements. Our employment agreements provide us with protection in the form of restrictive covenants, including non-competition, non-solicitation, and confidentiality covenants. The Compensation Committee has considered the advisability of using employment agreements and determined that, under certain circumstances, such agreements may be in our best interests but, in general, we intend to minimize the use of employment agreements. The material terms of existing employment agreements with our named executive officers are described below beginning on page 29.

Changes to Executive Compensation

Although our executives have been forced to devote a significant portion of our time and attention over the past several years to matters primarily outside the ordinary course of business, and have been compensated in accordance with those responsibilities, 2006 marked the end of many of the legal, financial, and operational “rocks in the road” we have faced since March 2003 and the beginning of our repositioning as a “pure play” provider of post-acute care services with an immediate focus on inpatient rehabilitative care. At the February 2007 meeting of the board of directors, the Compensation Committee approved and recommended the 2007 Senior Management Bonus Program, which the independent directors of the board of directors reviewed and approved. The 2007 Senior Management Bonus Program recognizes that the company remains in a transition period, but is beginning to tie compensation decisions more directly to improved operating performance as it emerges from this transition and repositioning period. This enhanced focus on operational performance is reflected in various changes to the 2007 Senior Management Bonus Program:

•	The company’s quantitative objective targets now include volume growth, in addition to Adjusted Consolidated EBITDA, margin rate and no material weaknesses.

_________________________

4 Mr. Grinney’s employment agreement expires in May 2007. Mr. Snow’s employment agreement expires in June 2007. Mr. Workman’s employment agreement expires in September 2007. Mr. Markus’ agreement expired in February 2007.

•

The company’s qualitative objectives include outperforming peer-group stock price performance, identifying corporate cost-reduction opportunities, consummating a minimum number of development projects, and improving accounts receivable collection.

•	The company must achieve at least 80% of its Adjusted Consolidated EBITDA target before any payments are made for individual objectives.

After 2007, following completion of the divestitures of our surgery centers, outpatient, and diagnostic divisions, we expect additional changes to the focus of our compensation system. Specifically, as we emerge from this turnaround and repositioning period, we expect to put greater emphasis on the following factors:

•	earnings-per-share improvement;
•	revenue growth versus industry;
•	meeting or exceeding patient value expectations and maintaining quality care standards;
•	development and growth of inpatient division;
•	compliant case growth in our inpatient division;
•	enhancing our position as a leader in the health care industry; and
•	development of talent and leadership throughout the company.

Summary Compensation Table

The table below shows the compensation of our chief executive officer, chief financial officer, our former chief administrative officer, and each of our other three most highly compensated executive officers, for services in all capacities to the company in 2006, except as otherwise indicated. For a discussion of the amount of a named executive officer’s salary and bonus in proportion to his total compensation, please see the Compensation Discussion and Analysis beginning on page 21.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Jay Grinney	2006	980,110	150,814	711,625	765,075	25,238	2,632,862
President and Chief Executive Officer

Michael D. Snow	2006	642,603	150,814	102,510	463,532	5,870	1,365,329
Executive Vice President and Chief
Operating Officer

John L. Workman	2006	517,769	82,948	80,543	428,912	9,810	1,119,982
Executive Vice President and Chief
Financial Officer

John Markus	2006	387,583	45,244	47,594	212,928	9,243	702,592
Executive Vice President and Chief
Compliance Officer

James C. Foxworthy	2006	296,500	45,244	47,594	95,823	213,093	698,254
Executive Vice President and Chief
Administrative Officer

Mark J. Tarr	2006	335,354	45,244	43,933	206,529	4,508	635,568
President, Inpatient Division

(1)

The value of stock awards listed in this column has been determined based on the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with Financial Accounting Standards Board Statements of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS 123R) for financial reporting purposes. The assumptions used in the valuation are discussed under the heading “Critical Accounting Policies - Share-Based Payments” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of our 2006 Form 10-K.

(2)

The value of option awards listed in this column has been determined based on the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with Financial Accounting Standards Board Statements of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS 123R) for financial reporting purposes. The assumptions used in the valuation are discussed under the heading “Critical Accounting Policies - Share-Based Payments” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of our 2006 Form 10-K. On February 16, 2006, Mr. Tarr forfeited an option to purchase 440 shares of common stock which was granted on February 16, 1996 and expired by its terms.

(3)	The amounts shown in this column comprise bonuses paid in 2007 under our 2006 Senior Management Bonus Program.

(4)

For Mr. Grinney, the amount shown in this column includes company paid premiums for long-term disability insurance ($16,870). For Mr. Foxworthy, the amount shown in this column includes (a) separation pay ($45,500), (b) company relocation assistance payments ($125,246), (c) company outplacement assistance payments ($30,000), and (d) payout of accrued vacation ($11,375).

Grants of Plan-Based Awards During 2006

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards ($)
Jay Grinney	2/23/2006	355,489	889,623	1,245,471	–	150,000	–	20,000	150,000	26.55	3,038,850
Michael D. Snow	2/23/2006	181,269	517,912	699,180	–	48,000	–	20,000	28,000	26.55	892,256
John L. Workman	2/23/2006	128,625	367,500	496,125	–	33,000	–	11,000	22,000	26.55	575,894
John Markus	2/23/2006	70,196	233,986	257,385	–	19,000	–	6,000	13,000	26.55	327,026
James C. Foxworthy	2/23/2006	60,840	202,800	223,080	–	19,000	–	6,000	13,000	26.55	327,026
Mark J. Tarr	2/23/2006	20,412	204,120	285,768	–	19,000	–	6,000	12,000	26.55	314,124

                All per share amounts have been adjusted for the five-for-one reverse stock split that became effective on October 25, 2006. All restricted stock awards shown above were granted under the company’s 1998 Restricted Stock Plan and will vest on the third anniversary of the grant date. All stock option awards shown above were granted under the company’s 2005 Equity Incentive Plan and will vest in three equal annual installments beginning on the first anniversary of the grant date. In addition to the 2006 awards shown in the above table, on February 28, 2007 the board of directors approved the following equity awards to our named executive officers, which awards were issued and priced on March 2, 2007, the day after our earnings release for the quarter ended December 31, 2006: Mr. Grinney (20,000 shares of restricted stock and an option to purchase 130,000 shares of common stock), Mr. Snow (20,000 shares of restricted stock and an option to purchase 28,000 shares of common stock), Mr. Workman (11,000 shares of restricted stock and an option to purchase 25,000 shares of common stock), Mr. Markus (6,000 shares of restricted stock and an option to purchase 13,000 shares of common stock), and Mr. Tarr (6,000 shares of restricted stock and an option to purchase 20,000 shares of common stock).

Employment Agreements

Employment Agreement of Jay Grinney

On May 3, 2004, we entered into an employment agreement with Mr. Jay Grinney pursuant to which he was employed as President and Chief Executive Officer. Pursuant to the terms of the employment agreement, Mr. Grinney will receive an annual base salary of $900,000, subject to annual adjustments as determined by the Compensation Committee, and an annual bonus based on both the performance of HealthSouth and his personal performance. He also received reimbursement of certain costs of relocating to Birmingham, Alabama, and will be entitled to participate in and receive benefits under certain insurance, benefit, and other plans as may be in effect from time to time on such terms as are offered to other similarly situated officers of HealthSouth. Such plans include but are not limited to vacation, medical, life insurance, 401(k), disability insurance, pension (qualified and non-qualified), and incentive and equity compensation plans.

Under the employment agreement, we granted to Mr. Grinney 20,000 shares of restricted stock pursuant to our 1998 Restricted Stock Plan which will vest on the third anniversary date of the commencement of his employment, provided Mr. Grinney is employed by us on such date. We also granted Mr. Grinney an option to purchase an aggregate of 200,000 shares of common stock pursuant to our 1995 Stock Option Plan with a per share exercise price of the shares underlying the option equal to the last reported sales price for a share of common stock on the date of commencement of his employment, as quoted by brokers and dealers trading in the shares in the over-the-counter market. The option will vest and become exercisable with respect to one-third of the shares on each of the first three anniversaries of Mr. Grinney’s employment commencement date, provided that he is employed by us on each such date. All per share amounts have been adjusted for the five-for-one reverse stock split that became effective on October 25, 2006. The employment agreement also provides that Mr. Grinney shall be entitled to participate in the ongoing and other long-term awards and programs on the same basis as other similarly situated HealthSouth executives.

The employment agreement is effective for a term of three years following its commencement date and will renew for successive one-year terms if not terminated by either party within 90 days of the scheduled date of termination. As of the date of this filing, neither the company nor Mr. Grinney has provided notice of termination, and thus the contract has been automatically renewed for a one-year term. In addition, the parties are in ongoing discussions about the terms of Mr. Grinney’s employment arrangement going forward. If the employment agreement is terminated by us without cause or by Mr. Grinney for good reason, Mr. Grinney shall be entitled to receive (1) payment of any salary and a pro rata portion of any bonus due as of the date of termination as well as payments of other amounts or benefits due to Mr. Grinney as of the date of termination or such longer period as provided under certain benefit plans of HealthSouth, (2) continued participation in certain benefit and entitlement plans for a period of no less than 24 months, (3) immediate vesting of any unvested portion of (a) the restricted stock award granted pursuant to the employment agreement, and (b) the option award granted pursuant to the employment agreement, with continued exercisability of the outstanding portion for a period of 12 months thereafter, and (4) certain severance payments and benefits, including an amount equal to no less than 24 months of Mr. Grinney’s salary. The employment agreement provides certain change in control provisions pursuant to which, under certain circumstances, all outstanding options to acquire shares granted to Mr. Grinney shall immediately vest and become exercisable and all other equity related awards granted to him shall immediately vest and restrictions thereon shall immediately lapse. As discussed on page 27 under “Other Severance Arrangements” and on page 31 under “Potential Payments Upon Termination of Employment,” Mr. Grinney is a participant in the company’s Change in Control Benefits Plan, which provides certain payments and benefits to him in the event of a change in control of the company. If Mr. Grinney were to elect to receive payments and benefits under the Change in Control Benefits Plan, he would be required to release any payments and benefits arising from his employment agreement.

If the employment agreement is terminated by us for cause or by Mr. Grinney without good reason, Mr. Grinney will receive (1) an amount equal to his salary through the date of termination, (2) any restricted stock awards that have fully vested, (3) any portion of the option grant that has vested and is then outstanding (which shall remain exercisable for a period of three months thereafter), and (4) any other benefits or entitlements due as of the date of termination.

In the event of termination as a result of death or disability, Mr. Grinney or his representatives will receive payment of a sum equal to his salary through the end of the month in which termination occurs, a pro-rata portion of the target annual bonus and certain other payments or awards due as of the date of termination, including continued full vesting of the restricted stock award, participation in certain benefit and entitlement plans for a period of no less than 12 months and payments of other amounts or benefits due to Mr. Grinney as of the date of termination, provided, however that (1) in the event of death, any unvested portion of the option award shall vest in full with continued exercisability for a 12 month period, and (2) in the event of disability, the unvested portion of the option grant shall be immediately forfeited and the vested outstanding portion of the option grant shall remain exercisable for a period of three months following termination.

The employment agreement also contains certain (1) non-competition provisions which are effective throughout the term of Mr. Grinney’s employment and for a period of 24 months thereafter unless termination is for cause or as a result of disability, in which case such provisions shall remain in effect for a period of 12 months, and (2) non-interference and non-solicitation provisions which are effective throughout the term of Mr. Grinney’s employment and for a period of 36 months thereafter.

For purposes of Mr. Grinney’s agreement, “cause” means Mr. Grinney’s (1) act of fraud, misappropriation, or embezzlement respecting HealthSouth, (2) indictment for, conviction of, or plea of guilt or no contest to any felony, (3) engaging in willful gross neglect or willful gross misconduct resulting in material harm to HealthSouth, (4) suspension or debarment from participation in any federal or state health care program under certain circumstances, (5) violation of certain of the securities laws, (6) failure to comply with valid and legal directives of the board of directors, or (7) material breaches of certain provisions of his agreement.

“Good reason” means, among other things, Mr. Grinney’s annual base salary or bonus opportunity is reduced or his position, duties, and authority are diminished or certain other obligations of HealthSouth to Mr. Grinney are not fulfilled.

A “change of control” of HealthSouth occurs when (1) any person or “group” as defined in SEC rules becomes the beneficial owner of HealthSouth securities having 50% or more of the combined voting power of HealthSouth that may be cast in the election of directors, (2) as a result of certain transactions such as a tender offer or merger the holders of securities entitled to vote in the election of our directors immediately prior to such transaction constitute, following such transaction, less than a majority of the combined voting power of the surviving entity entitled to vote in the election of directors, or (3) we sell, transfer, or lease all or substantially all of our assets, including our subsidiaries.

Employment Agreements of Other Named Executive Officers

We have also existing employment agreements with the following executive officers effective as of the dates indicated: Michael D. Snow, Executive Vice President and Chief Operating Officer (June 30, 2004) and John L. Workman, Executive Vice President and Chief Financial Officer (September 3, 2004).

Each agreement provides that the officer will be paid a designated annual base salary and an annual bonus based on both the performance of HealthSouth and the officer’s personal performance. The annual base salaries are $600,000 for Mr. Snow and $475,000 for Mr. Workman, subject to annual adjustments. The agreements for Messrs. Snow and Workman provide for reimbursement of certain costs of relocating to Birmingham. The agreements for Messrs. Snow and Workman provide for signing bonuses of $100,000 and $75,000, respectively.

The agreements for Messrs. Snow and Workman state that 15,000 shares of restricted stock under HealthSouth’s 1998 Restricted Stock Plan vesting on June 30, 2007 will be granted to Mr. Snow and 5,500 shares of restricted stock under such plan vesting on September 20, 2007 will be granted to Mr. Workman. Mr. Snow will also receive 21,000 shares of common stock under the 1998 Stock Option Plan and Mr. Workman will receive 11,000 shares under such plan. The exercise price of such options is market price as the date of grant and such options vest and become exercisable with respect to one-third of the shares on each of the first three anniversaries of the date of grant, provided such persons are employed by us on each date of vesting. All per share amounts have been adjusted for the five-for-one reverse stock split that became effective on October 25, 2006. Mr. Snow’s agreement provides for a three year term. Mr. Workman’s agreement renews for successive one-year terms unless terminated by either party on 90 days notice. If any agreement is terminated by us without cause, by the officer for good reason, or within 60 days following a change of control of HealthSouth, or by either party as a result of death or disability, the officer shall be entitled to receive certain benefits and severance payments. The severance payments due under these agreements include the executive’s base salary and certain health benefits for a period of 24 months following termination. The severance payment is equal to three months’ base salary in the case of death of an officer, and payments due to disability are generally to be paid based upon the term remaining in the agreement and the date the officer is eligible for disability payments under HealthSouth’s disability policy. The agreements allow the officer to receive reimbursement of certain relocation expenses. In addition, the agreements provide for automatic vesting of restricted stock upon a change in control of HealthSouth.

If any agreement is terminated by us for cause or by the officer without good reason, the officer will receive any salary, bonus, or other payments due as of the date of termination, including any vested stock options and benefits to which the officer is entitled. Each agreement also contains certain non-competition and, in some cases, non-disclosure, provisions effective for certain periods after the officer’s employment terminates. For purposes of these agreements, the terms “cause,” “good reason,” and “change of control” are defined in ways substantially the same as the meanings given to such terms, as described above for Mr. Grinney, except that “good reason” is defined more narrowly to limit “good reason” primarily to breaches of the compensation, bonus, and benefit provisions of the agreement applicable to the officer.

Potential Payments upon Termination of Employment

The following table describes the potential payments and benefits under the company’s compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment by the company without “cause” or by the executive for “good reason,” as those terms are defined in the applicable plans and arrangements, except as otherwise designated. An executive cannot receive termination benefits under more than one of the plans or arrangements identified below.

		Monthly Payments
Name	Lump Sum Payment ($)	Payment ($)	Duration (Months)	Continuation of Insurance Benefits ($)	Acceleration of Equity Awards ($)(1)	Total Termination Benefits ($)

Jay Grinney
Employment Agreement
Without Cause/For Good Reason	865,075	82,373	24	34,674	493,414	3,370,115
Change in Control	3,886,186	–	–	34,674	3,764,870	7,685,730
Nonrenewal	–	82,373	24	–	–	1,976,952
Disability	765,075	–	–	17,337	60,902	843,314
Death	765,075	–	–	17,337	493,414	1,275,826
Change in Control Benefits Plan	5,615,498	–	–	52,010	3,764,870	9,432,378
Michael D. Snow
Employment Agreement
Without Cause/For Good Reason	100,000	53,949	24	30,030	107,215	1,532,021
Change in Control	100,000	53,949	24	30,030	107,215	1,532,021
Disability	100,000	53,949	6	–	107,215	530,909
Death	100,000	53,949	3	–	107,215	369,062
Change in Control Benefits Plan	3,484,255	–	–	47,624	1,606,608	5,138,487
Transitional Severance Plan	647,390	53,949	24	30,030	–	1,972,196
John L. Workman
Employment Agreement
Without Cause/For Good Reason	100,000	43,750	24	34,650	42,027	1,226,677
Change in Control	100,000	43,750	24	34,650	42,027	1,226,677
Disability	100,000	43,750	9	17,325	42,027	553,102
Death	100,000	43,750	3	17,325	42,027	290,602
Change in Control Benefits Plan	2,668,577	–	–	51,974	1,091,600	3,812,151
John Markus
Change in Control Benefits Plan	1,865,653	–	–	50,272	564,498	2,480,423
Transitional Severance Plan	–	32,498	24	30,030	–	809,982
James C. Foxworthy
Separation Agreement	216,761	28,167	21	6,729	231,115	1,046,112
Mark J. Tarr
Change in Control Benefits Plan	1,627,517	–	–	46,589	546,126	2,220,232

(1)

The value of the acceleration of equity award vesting listed in this column has been determined based on the dollar amount to be recognized for financial statement reporting purposes upon vesting of the awards as of December 31, 2006 in accordance with Financial Accounting Standards Board

Statements of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS 123R) for financial reporting purposes. The assumptions used in the valuation are discussed under the heading “Critical Accounting Policies - Share-Based Payments” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of our 2006 Form 10-K.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The “Lump Sum Payment” column in the above table includes the following estimated payments under each respective employment agreement: Mr. Grinney – (1) an estimated pro rata bonus ($765,075) and an estimated relocation allowance ($100,000) for termination without cause/for good reason, (2) two times his annual base salary and target bonus as of December 31, 2006 ($3,756,186), an estimated relocation allowance ($100,000) and an estimated payment for outplacement services ($30,000) for termination upon change in control, and (3) an estimated pro rata bonus ($765,075) for termination for disability or death; Mr. Snow – an estimated relocation allowance ($100,000); and Mr. Workman – an estimated relocation allowance ($100,000). The material features of the employment agreements of Messrs. Grinney, Snow, and Workman are discussed under “Employment Agreements” on page 29. Mr. Grinney’s agreement contains certain restrictive provisions regarding non-competition (24 months), non-interference (36 months), non-solicitation (6 months), and confidentiality (indefinite) that survive termination. Mr. Snow’s and Mr. Workman’s agreements also contain certain restrictive provisions regarding non-competition (12 months) and confidentiality (24 months) that survive termination.

The material features of the Change in Control Benefits Plan and Transitional Severance Plan are described in the Compensation Discussion and Analysis beginning on page 24. On September 29, 2006, we entered into a separation agreement with Mr. Foxworthy, pursuant to which we agreed to provide him, in addition to his salary through his last day of employment on December 31, 2006: (1) $591,499.86 payable in 21 equal monthly installments, (2) a $95,823 bonus under the Senior Management Bonus Plan, (3) medical insurance for 21 months, (4) 10,203.75 shares under the Key Executive Plan, (5) a $60,937.50 cash award under the Key Executive Incentive Plan, (6) $30,000 for outplacement services, and (7) a relocation allowance of $30,000.

Outstanding Equity Awards at December 31, 2006

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable

Jay Grinney	133,334	66,666	–	26.05	5/8/2014	20,000	453,000	–	–
	43,334	86,666	–	26.85	3/23/2015	20,000	453,000	–	–
	–	150,000	–	26.55	2/23/2016	20,000	453,000	–	–

Michael D. Snow	14,000	7,000	–	30.00	6/30/2014	15,000	339,750	–	–
	9,334	18,666	–	26.85	3/23/2015	20,000	453,000	–	–
	–	17,727	–	19.35	11/17/2015	28,159	637,801	–	–
	–	28,000	–	26.55	2/23/2016	20,000	453,000	–	–

John L. Workman	7,334	3,666	–	25.25	9/20/2014	5,500	124,575	–	–
	7,334	14,666	–	26.85	3/23/2015	11,000	249,150	–	–
		15,061	–	19.35	11/17/2015	23,923	541,856	–	–
		22,000	–	26.55	2/23/2016	11,000	249,150	–	–

John Markus	8,667	4,333	–	22.00	3/5/2014	6,000	135,900	–	–
	4,334	8,666	–	26.85	3/23/2015	6,000	135,900	–	–
	–	6,852	–	19.35	11/17/2015	10,883	246,500	–	–
	–	13,000	–	26.55	2/23/2016	6,000	135,900	–	–

James C. Foxworthy	4,334	8,666	–	28.55	3/1/2015	6,000	135,900	–	–
	4,334	8,666	–	26.85	3/23/2015	6,000	135,900	–	–
	–	6,852	–	19.35	11/17/2015	10,883	246,500	–	–
	–	13,000	–	26.55	2/23/2016	6,000	135,900	–	–

Mark J. Tarr	3,400	–	–	50.00	10/23/2008	1,500	33,975	–	–
	5,000	–	–	55.00	3/15/2009	6,000	135,900	–	–
	774	–	–	66.56	5/20/2009	11,164	252,865	–	–
	2,100	–	–	66.56	5/20/2009	6,000	135,900	–	–
	3,000	–	–	24.38	2/29/2010	–	–	–	–
	4,000	–	–	69.38	1/4/2011	–	–	–	–
	3,800	–	–	54.50	2/4/2012	–	–	–	–
	6,000	2,000	–	16.00	2/14/2013	–	–	–	–
	7,334	3,666	–	22.00	3/5/2014	–	–	–	–
	3,667	7,333	–	26.85	3/23/2015	–	–	–	–
		7,029	–	19.35	11/17/2015	–	–	–	–
		12,000	–	26.55	2/23/2016	–	–	–	–

(1)

All options shown above, other than options with expiration dates of November 17, 2005 or expiration dates prior to 2014, vest in three equal annual installments beginning on the first anniversary of the grant date. Options with expiration dates of November 17, 2005 were granted under the company’s Key Executive Incentive Program and vest according to the following schedule: 25% on January 1, 2007, 25% on January 1, 2008, and the remaining 50% on January 1, 2009. Options with expiration dates prior to 2014 vest in four equal annual installments beginning on the first anniversary of the grant date. All per share amounts have been adjusted for the five-for-one reverse stock split that became effective on October 25, 2006.

(2)	The expiration date of each option occurs 10 years after the grant date of each option.

(3)

All restricted stock awards shown above, other than awards granted under the company’s Key Executive Incentive Plan, vest on the third anniversary of the grant date. Restricted stock awards granted under the company’s Key Executive Incentive Program vest according to the following schedule: 25% on January 1, 2007, 25% on January 1, 2008, and the remaining 50% on January 1, 2009. The restricted stock awards granted under the company’s Key Executive Incentive Program are as follows: Mr. Snow (28,159 shares), Mr. Workman (23,923 shares), Mr. Markus (10,883 shares), Mr. Foxworthy (10,883 shares), and Mr. Tarr (11,164 shares). All per share amounts have been adjusted for the five-for-one reverse stock split that became effective on October 25, 2006.

Options Exercised and Stock Vested in 2006

None of our name executive officers acquired any of HealthSouth stock through the exercise of options or the vesting of shares during the fiscal year ended December 31, 2006.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2006, information concerning compensation plans under which our securities are authorized for issuance. The table does not reflect grants, awards, exercises, terminations, or expirations since that date. All share amounts and exercise prices have been adjusted to reflect stock splits that occurred after the date on which any particular underlying plan was adopted, to the extent applicable.

	Securities to be Issued Upon Exercise	Weighted Average Exercise Price	Securities Available for Future Issuance
Plans Approved by Stockholders	2,121,145	$ 30.04	932,590
Plans Not Approved by Stockholders	1,465,939	27.20	4,657,484

Total	3,587,084	$ 28.88	5,590,074

1993 Consultants Stock Option Plan

The 1993 Consultants Stock Option Plan, as amended and restated (the “1993 Plan”) provides for the grant of nonqualified options to purchase shares of our common stock to consultants and advisors of HealthSouth. The 1993 Plan covers a maximum of 900,000 shares of our common stock, although no new grants may be made from the 1993 Plan. The terms and conditions of the options, including exercise prices and the periods in which options are exercisable, generally are at the discretion of the board of directors or by a committee appointed by the board of directors. However, no options are exercisable beyond ten years from the date of grant.

1998 Restricted Stock Plan

The 1998 Restricted Stock Plan (the “1998 Plan”) provides for the grant of restricted common stock HealthSouth’s executives and other key employees. The 1998 Plan makes available up to 600,000 shares of common stock to be granted beginning in 1998 through 2008. Awards made under the 1998 Plan generally vest over a three-year requisite service period, although the Compensation Committee generally has discretion to determine the restrictions for each award. Fair value is determined by the market price of our common stock on the grant date.

2002 Non-Executive Stock Option Plan

The 2002 Non-Executive Stock Option Plan (the “2002 Plan”) provides for the grant of nonqualified options to purchase shares of our common stock to HealthSouth employees who are not directors or executive officers. The 2002 Plan covers a maximum of 1.3 million shares of our common stock. The terms and conditions of the options, including exercise prices and the periods in which options are exercisable, generally are at the discretion of the Compensation Committee. However, no options are exercisable beyond ten years from the date of grant and granted options generally vest in periods of up to five years depending on the type of award granted.

2004 Amended and Restated Director Incentive Plan

The 2004 Amended and Restated Director Incentive Plan (the “2004 Plan”) provides for the grant of common stock, restricted awards of common stock (“restricted stock”) and the right to receive awards of common stock (“restricted stock units”) to non-employee directors of HealthSouth. The 2004 Plan covers a maximum of 400,000 shares of our common stock. The 2004 Plan’s vesting provisions provide that, for restricted stock awards, one-third of the shares of restricted stock acquired under each grant shall vest, and thus the forfeiture provisions shall lapse, on January 1 of each year following the date of the grant. Awards of restricted stock units are fully vested when awarded and will be settled in shares of common stock on the six-month anniversary of the date on which the director ceases to serve on the board of directors, subject to certain change in control provisions. Restricted stock units may not be transferred. Restricted stock is subject to transfer restrictions during the course of the applicable director’s term and for a period of twelve months thereafter. Each of the vesting and holding provisions applicable to grants under the 2004 Plan are subject to the exceptions applicable to certain change in control events and the termination of the recipient’s service as a HealthSouth director. Subject to certain exceptions set forth in the 2004 Plan, awards are protected against dilution upon the issuance of stock dividends and in the event of a stock split, recapitalization or other major corporate restructuring and are forfeitable upon termination of the recipient’s services as a HealthSouth director. No award shall be granted under the 2004 Plan after the earliest of (1) March 31, 2008, (2) such time as all shares of common stock reserved for issuance under the 2004 Plan have been acquired through the issuance of Awards granted under the Plan or (3) such earlier time as our board of directors may determine. Awards granted under the 2004 Plan at the time of its termination shall continue in effect in accordance with its terms and conditions and those of the 2004 Plan.

2005 Equity Incentive Plan

The 2005 Equity Incentive Plan (the “2005 Plan”) provides for the grant of stock options, restricted stock, stock appreciation rights, deferred stock and other stock-based awards to directors, executives and other key employees of the company as determined by the board of directors or the Compensation Committee in accordance with the terms of the 2005 Plan and evidenced by an award agreement with each participant.

The 2005 Plan has a term of three years, unless terminated earlier by the board of directors. Any Awards outstanding under the 2005 Plan at the time of its termination will remain in effect in accordance with their terms. The aggregate number of shares of common stock available for issuance under the 2005 Plan is 4.4 million shares, subject to equitable adjustment upon a change in capitalization of the company or the occurrence of certain transactions affecting the common stock reserved for issuance under the 2005 Plan. Any awards under the 2005 Plan must have a purchase price or an exercise price not less than the fair market value of such shares of common stock on the date of grant. Unless otherwise determined by the board of directors or as provided in an award agreement, upon a Change in Control (as defined in the 2005 Plan) of the company, the vesting of all outstanding awards will accelerate.

Notwithstanding the foregoing, no option may be exercised and no shares of stock may be issuable pursuant to other Awards under the 2005 Plan until the company complies with its reporting and registration obligations under the federal securities laws, unless an exemption from registration is available with respect to such shares.

Retirement Investment Plan

Effective January 1, 1990, we adopted the HealthSouth Retirement Investment Plan (the “401(k) Plan”), a retirement plan intended to qualify under Section 401(k) of the Internal Revenue Code. The 401(k) Plan is open to all of our full-time and part-time employees who are at least 21 years of age and have completed 90 days of service with the company. Eligible employees may elect to participate in the Plan on the first day of the month following 90 days of employment.

Under the 401(k) Plan, participants may elect to defer up to 15% of their annual compensation (subject to nondiscrimination rules under the Internal Revenue Code). The deferred amounts may be invested among various investment vehicles, which do not include HealthSouth common stock, managed by unrelated third parties. We will match a minimum of 50% of the amount deferred by each participant, up to 4% of such participant’s total compensation, with the matched amount also directed by the participant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Since January 1, 2006, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our voting securities, or an immediate family member of any of the foregoing, had or will have a direct or indirect material interest other than:

•	compensation arrangements, which are described above; and
•	the transactions described below.

Source Medical Solutions, Inc.

In April 2001, we established Source Medical Solutions, Inc. (“Source Medical”) to continue development and allow commercial marketing of a wireless clinical documentation system originally developed by HealthSouth. This proprietary software was referred to internally as “HCAP” and was later marketed by Source Medical under the name “TherapySource.” At the time of our initial investment, certain of our directors, executive officers, and employees also purchased shares of Source Medical’s common stock. Our current ownership has been diluted to less than 7% as part of various recapitalizations of Source Medical and to accommodate new investments from unrelated parties. Through December 2005, we held two of five seats on Source Medical’s board of directors. In December 2005, we gave up these seats but retained certain observation rights into Source Medical’s operations.

Historically, we made working capital advances to Source Medical, primarily to continue to develop HCAP. We also guaranteed certain Source Medical borrowings with unrelated third parties. Over the years, these amounts were called by the unrelated third parties, and we were required to perform under these guarantees. We previously accrued these working capital advances and guarantees as uncollectible amounts due from Source Medical.

In May 2006, we received a payment of $6.9 million in full satisfaction of all the then outstanding notes receivable and accrued interest due from Source Medical. We continue to lease HCAP software from Source Medical and pay them for custom software development and other miscellaneous services. During 2006, we paid approximately $5.0 million to Source Medical for these types of services.

Review and Approval of Transactions with Related Persons

The board of directors considers, in consultation with the Nominating/Corporate Governance Committee, whether a transaction between a member of the board of directors and the company presents any inappropriate conflicts of interest or impairs the “independence” of any director, or both. Each “independent” director is required to promptly notify the chairman of the board of directors if any actual or potential conflict of interest arises between such member and the company which may impair such member’s independence. If a conflict exists and cannot be resolved, such member is required to submit to the board of directors written notification of such conflict of interest and an offer of resignation from the board of directors and each of the committees on which such member serves. The board of directors need not accept such offer of resignation; however, the submission of such offer of resignation provides the opportunity for the board of directors to review the appropriateness of the continuation of such individual’s membership on the board of directors.

Members of the board of directors must recuse themselves from any discussion or decision that affects their personal, business, or professional interest. The non-interested members of the board of directors shall consider and resolve any issues involving conflicts of interest of members of the board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of February 15, 2007, for (1) each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, (2) each director, (3) each executive officer named in the Summary Compensation Table, and (4) all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. According to the rules adopted by the SEC, a person is a beneficial owner of securities if the person or entity has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, conversion of a security or otherwise. These shares are deemed outstanding for computing the ownership percentage of each person or entity holding options or other convertible securities but are not deemed outstanding for computing the ownership percentage of any other person or entity. The percentage of beneficial ownership is based upon 91,799,309 shares of common stock outstanding as of February 15, 2007, including 13,114,760 shares that may be acquired upon conversion of our 6.50% Series A Convertible Perpetual Preferred Stock that was issued on February 28, 2006, and is convertible, at the option of the holder, at any time into shares of our common stock at an initial conversion price of $30.50 per share, which is equal to an approximate conversion rate of 32.7869 shares of common stock per share of 6.50% Series A Convertible Perpetual Preferred Stock, subject to specified adjustments. All per share amounts have been adjusted for the five-for-one reverse stock split that became effective on October 25, 2006. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. The address of our directors and executive officers is c/o HealthSouth Corporation, One HealthSouth Parkway, Birmingham, Alabama 35243.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Class
TIAA-CREF Investment Management, LLC (1)	8,359,812	9.11%
Iridian Asset Management LLC (2)	8,201,432	8.93%
Highfields Capital Management LP (3)	7,692,701	8.38%
Edward A. Blechschmidt	7,563	*
Donald L. Correll	4,683	*
Yvonne M. Curl	4,594	*
Charles M. Elson	5,026	*
James C. Foxworthy (4)	39,264	*
Jay Grinney (5)	330,001	*
Jon F. Hanson (6)	24,635	*
Leo I. Higdon, Jr.	5,065	*
John Markus (7)	55,614	*
John E. Maupin, Jr.	5,485	*
L. Edward Shaw, Jr.	4,683	*
Michael D. Snow (8)	129,591	*
Mark J. Tarr (9)	78,829	*
John L. Workman (10)	84,523	*
All directors and executive officers as a group	897,191	*

*	Less than 1%

(1)

Of the 8,359,812 shares of our common stock deemed beneficially owned, TIAA-CREF Investment Management, LLC (“Investment Management”) reports sole voting and dispositive power as to 7,940,786 shares, and Teachers Advisors, Inc. (“Teachers Advisors”) reports sole voting and dispositive power as to 419,026 shares. Investment Management acts as an investment advisor to the College Retirement Equities Fund (“CREF”), a registered investment company, and may be deemed to be a beneficial owner of 7,940,786 shares of our common stock owned by CREF. Teachers Advisors is the investment advisor to two registered investment companies, TIAA-CREF Institutional Mutual Funds (“Institutional Funds”) and TIAA-CREF Life Funds (“Life Funds”), as well as TIAA-CREF Asset Management Commingled Funds Trust 1 (“TCAM Funds”), and may be deemed to be a beneficial owner of 419,026 shares of our common stock owned by Institutional Funds, Life Funds and TCAM Funds. Investment Management and Advisors reported their combined holdings for the purpose of administrative convenience. Each of Investment Management and Teachers Advisors has expressly disclaimed beneficial ownership of the other’s securities holdings and that it is a member of a “group” with the other. Both Investment Management and Teachers Advisors are located at 730 Third Avenue, New York, NY 10017. This information is based on an amendment to a Schedule 13G filed with the Securities and Exchange Commission by Investment Management and Teachers Advisors on February 14, 2007.

(2)

Iridian Asset Management LLC, located at 276 Post Road West, Westport, Connecticut 06880-4704, and its affiliates, The Governor and Company of the Bank of Ireland and BIAM Holdings, located at Head Office, Lower Baggot Street, Dublin 2, Ireland, and BancIreland (US) Holdings, Inc. and BIAM (US) Inc., located at Liberty Park #15, 282 Route 101, Amherst, NH 03110, may be deemed to beneficially own 8,201,432 shares of our common stock, and Iridian Asset Management LLC has the direct power to vote or direct the vote, and the direct power to dispose or direct the disposition of these shares. This information is based on a Schedule 13G filed with the Securities and Exchange Commission on December 31, 2006.

(3)

Highfields Capital Management LP and its affiliates, Highfields GP LLC, Highfields Associates LLC, Jonathon S. Jacobson and Richard L. Grubman, located at John Hancock Tower, 200 Clarendon Street, 51st Floor, Boston, Massachusetts 02116 (collectively, “Highfields”), may be deemed to beneficially own 7,692,701 shares of our common stock and Highfields has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of these shares. Highfields Capital III L.P., located at c/o Goldman Sachs (Cayman) Trust, Limited, Harbour Centre, Second Floor, George Town, Grand Cayman KY1-1103, Cayman Islands, B.W.I. (“Highfields III”), may also be deemed to beneficially own 5,646,041 of those shares, and also has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of those 5,646,041 shares. For purposes of calculating beneficial ownership, Highfields ownership of our common stock includes the ownership of common stock that Highfields may currently acquire upon conversion of the 6.50% Series A Convertible Perpetual Preferred Stock owned by Highfields. This information is based on an amendment to a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007.

(4)	Includes 10,381 shares issuable upon exercise of options.

(5)	Includes 270,001 shares issuable upon exercise of options.

(6)	Includes 10,000 shares issuable upon exercise of options and 2,200 shares held in trust over which he has investment power. Does not include 6,000 shares held by his spouse.

(7)	Includes 27,714 shares issuable upon exercise of options.

(8)	Includes 46,432 shares issuable upon exercise of options.

(9)	Includes 54,165 shares issuable upon exercise of options.

(10)	Includes 33,100 shares issuable upon exercise of options.

We know of no arrangements, the operation of which may at a subsequent date result in the change of control of HealthSouth.

EXECUTIVE OFFICERS

The following table lists all of our executive officers. Each of our executive officers will hold office until his or her successor is elected and qualified, or until his or her earlier resignation or removal.

Name	Age	Position	Date Became Officer
Jay Grinney	56	President and Chief Executive Officer; Director	5/10/2004
Michael D. Snow	52	Executive Vice President and Chief Operating Officer	6/30/2004
John L. Workman	55	Executive Vice President and Chief Financial Officer	9/20/2004
John Markus	55	Executive Vice President and Chief Compliance Officer	2/1/2004
John P. Whittington	59	Executive Vice President, General Counsel and Corporate Secretary	10/19/2006
R. Gregory Brophy	47	President—Diagnostic Division	8/31/2006
Joseph T. Clark	51	President—Surgery Centers Division	3/1/2005
Diane L. Munson	56	President—Outpatient Division	3/15/2004
Mark J. Tarr	45	President—Inpatient Division	9/27/2004

There are no family relationships or other arrangements or understandings known to us between any of the executive officers listed above and any other person pursuant to which he or she was or is to be selected as an officer, other than any arrangements or understandings with officers of HealthSouth acting solely in their capacities as such.

Executive Officers Who Are Not Also Directors

R. Gregory Brophy—President— Diagnostic Division

Mr. Brophy was named President of our diagnostic division on February 27, 2006. Prior to joining us, Mr. Brophy served in various management and executive capacities with CTI Molecular Imaging, Inc., including as the President of its Clinical Tomograph Business Group from 2004 to 2005, President of CPS Innovations, Inc. from 2003 to 2004, and Senior Vice President of Business Development & General Counsel from 2002 to 2003. From 1995 to 2002, Mr. Brophy was a corporate finance partner with the law firm of Alston & Bird, LLP.

Joseph T. Clark—President—Surgery Centers Division

Mr. Clark was named President of the surgery centers division effective March 1, 2005. Mr. Clark has 25 years of experience in various health services companies. From August 2000 to February 2005, Mr. Clark served as President and Chief Executive Officer of HealthMark Partners, Inc, an owner, operator, and developer of ambulatory surgery centers and specialty hospitals. From March 1988 to August 1999, he served in various senior management roles, including Chief Executive Officer, of Response Oncology, a provider of cancer services through a series of 55 cancer centers, physician practice management relationships and clinical trials support services to the pharmaceutical industry. Mr. Clark also had 10 years of experience with two proprietary hospital chains, Humana and American Medical International.

John Markus—Executive Vice President and Chief Compliance Officer

Mr. Markus was named Executive Vice President and Chief Compliance Officer on February 1, 2004. Mr. Markus served as Senior Vice President of Corporate Compliance with Fresenius Medical Care North America from 1999 to January 2004, as Vice President, Corporate Compliance with Oxford Health Plans from 1998 to 1999, and as Executive Vice President with National Health Laboratories, Inc. (now known as Laboratory Corporation of America, Inc.) from 1990 to 1996. Mr. Markus also practiced law with Greenberg, Traurig, Lipoff, Rosen & Quentel from 1996 to 1998 and with Akin, Gump, Strauss, Hauer & Feld from 1980 to 1990, both law firms based in Washington, D.C.

Diane L. Munson—President—Outpatient Division

Ms. Munson was named President of our outpatient division on March 15, 2004. Prior to joining us, Ms. Munson served as Vice President and General Manager for Beverly Enterprises Inc. from 2002 to 2004, as President and Chief Executive Officer of Fluidsense, Inc. from 2001 to 2002, and as Senior Vice President Healthcare Services of Inlight, Inc. from 1999 to 2001. Ms. Munson has over 25 years of health care operations management experience. She spent 18 years with Baxter International, Inc. and Caremark International, Inc. in various senior executive positions.

Michael D. Snow—Executive Vice President and Chief Operating Officer

Mr. Snow was named Executive Vice President and Chief Operating Officer on June 30, 2004. Mr. Snow has over 25 years experience in health care business operations, serving most recently as President of HCA’s Gulf Coast Division from 1996 to 2004 and as Chief Operating Officer of Columbia/HCA’s Greater Houston Division from 1995 to 1996. From

1994 to 1995, Mr. Snow served as Chief Executive Officer of Doctors’ Hospital of Jefferson in Metairie, Louisiana, a Tenet Healthcare Corporation facility, and between 1980 and 1994, Mr. Snow served in various management and executive positions with Universal Health Services, Inc. and Humana, Inc.

Mark J. Tarr—President—Inpatient Division

Mr. Tarr was named President of our inpatient division on September 27, 2004. Mr. Tarr joined us in 1993, and has held various management positions with us, including serving as a Senior Vice President with responsibility for all inpatient operations in Texas, Louisiana, Arkansas, Oklahoma, and Kansas from 1997 to 2004, as Director of Operations of our 80 bed rehabilitation hospital in Nashville, Tennessee from 1994 to 1997, and as Chief Executive Officer/Administrator of our 70 bed rehabilitation hospital in Vero Beach from 1992 to 1994.

John P. Whittington—Executive Vice President, General Counsel and Corporate Secretary

Mr. Whittington was named Executive Vice President, General Counsel and Corporate Secretary on October 19, 2006, having served as Interim General Counsel and Corporate Secretary since July 26, 2006. Prior to joining HealthSouth, Mr. Whittington was a partner of the law firm Bradley Arant Rose & White LLP, which is based in Birmingham, Alabama. He chaired the Restructuring and Reorganization Practice Group at Bradley Arant from 1990 to 2005. Since 1990 he has served as adjunct professor at Cumberland School of Law, Samford University, located in Birmingham, Alabama. He is a member of the Birmingham Bar Association and the Alabama State Bar, and is a member of the American College of Bankruptcy.

John L. Workman—Executive Vice President and Chief Financial Officer

Mr. Workman was named Executive Vice President and Chief Financial Officer on September 20, 2004. From 1998 to 2004, Mr. Workman served in various management and executive capacities with U.S. Can Company, including serving as its Chief Financial Officer from 1998 to 2002, as its Chief Operating Officer from 2002 to 2003, and as its Chief Executive Officer from 2003 to 2004. Prior to joining U.S. Can Company, Mr. Workman was employed by Montgomery Ward & Company, Inc. for 14 years, where he held several management and executive positions, including General Auditor, Chief Financial Officer, and Chief Restructuring Officer. Mr. Workman began his career in public accounting, and was a partner with the public accounting firm KPMG.

Involvement in Certain Legal Proceedings

From 2001 to 2002, Diane L. Munson served as President and Chief Executive Officer of Fluidsense, Inc., a start-up medical device company. Fluidsense filed for bankruptcy in 2002.

ITEMS OF BUSINESS TO BE ACTED UPON AT THE MEETING

Proposal One – Election of Directors

Our board of directors currently consists of nine members. Our board of directors proposes that each of the nine nominees listed below be elected at the annual meeting as members of our board of directors, to serve until the annual meeting of our stockholders in 2008. Each nominee for director named in Proposal One will be elected if the votes for the nominee exceed 50% of the number of votes cast with respect to such nominee. Votes cast with respect to a nominee shall include votes to withhold authority but shall exclude abstentions and broker non-votes. If a nominee becomes unable or unwilling to accept the nomination or election, the persons designated as proxies will be entitled to vote for any other person designated as a substitute nominee by our board of directors.

The board of directors recommends that you vote “FOR” each of the following nominees:
•	Edward A. Blechschmidt
•	Donald L. Correll
•	Yvonne M. Curl
•	Charles M. Elson
•	Jay Grinney
•	Jon F. Hanson
•	Leo I. Higdon, Jr.
•	John E. Maupin, Jr.
•	L. Edward Shaw, Jr.

Biographical information about these nominees may be found on page 6.

Proposal Two – Ratification of Appointment of Independent Registered Public Accounting Firm

In accordance with its charter, the Audit Committee has selected the firm of PricewaterhouseCoopers LLP to be HealthSouth’s independent registered public accounting firm for 2007, and with the endorsement of the board of directors, recommends to stockholders that they ratify that appointment.

The Audit Committee reviews and approves in advance the audit scope, the types of non-audit services, if any, and the estimated fees for each category for the coming year. For each category of proposed service, PricewaterhouseCoopers LLP is required to confirm that the provision of such services does not impair their independence. Before selecting PricewaterhouseCoopers LLP, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The committee has expressed its satisfaction with PricewaterhouseCoopers LLP in all of these respects. The committee’s review included inquiry concerning any litigation involving PricewaterhouseCoopers LLP and any proceedings by the SEC against the firm. In this respect, the committee has concluded that the ability of PricewaterhouseCoopers LLP to perform services for HealthSouth is in no way adversely affected by any such investigation or litigation.

The board of directors and the Audit Committee recommend that you vote “FOR” ratifying the appointment of PricewaterhouseCoopers LLP as HealthSouth’s independent registered public accounting firm for 2007.

OTHER BUSINESS

We know of no other matters to be submitted at the annual meeting. By submitting the proxy, the stockholder authorizes the persons named on the proxy to use their discretion in voting on any matter brought before the annual meeting.

PROPOSALS FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

Any proposals that our stockholders wish to have included in our proxy statement and form of proxy for the 2008 annual meeting of stockholders must be received by us no later than the close of business on December 4, 2007, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act in order to be considered for inclusion in the 2008 proxy statement and form of proxy.

You may also submit a proposal without having it included in our proxy statement and form of proxy, but we need not submit such a proposal for consideration at the annual meeting if it is considered untimely. In accordance with Section 2.9 of our By-Laws, to be timely your proposal must be delivered to or mailed and received at our principal executive offices on or after January 4, 2008, and not later than the close of business on February 3, 2008; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, your proposal, in order to be timely, must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

All stockholder proposals must be in the form set forth in Section 2.9 of our By-Laws and must be addressed to HealthSouth Corporation, One HealthSouth Parkway, Birmingham, Alabama 35243, Attention: Corporate Secretary. Section 2.9 of the By-Laws requires that the proposal must set forth as to each matter such stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and record address of such stockholder, (3) the class or series and number of shares of HealthSouth capital stock which are owned beneficially or of record by such stockholder, (4) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (5) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

GENERAL INFORMATION

A copy of our annual report to stockholders for the fiscal year ended December 31, 2006 is being mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. Our annual report to stockholders is not incorporated into this proxy statement and shall not be deemed to be solicitation material. A copy of our 2006 Form 10-K is available without charge from our company website at www.healthsouth.com under the heading “Who We Are/Investor Information.” Our 2006 Form 10-K is also available in print to stockholders without charge and upon request, addressed to HealthSouth Corporation, One HealthSouth Parkway, Birmingham, Alabama 35243, Attention: Corporate Secretary.

If you have any questions, or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

Mellon Investor Services, LLC

480 Washington Street Boulevard

Jersey City, New Jersey 07310-1900

Telephone: 888-261-6784

www.melloninvestor.com/isd

Appendix A

CORPORATE GOVERNANCE GUIDELINES OF HEALTHSOUTH CORPORATION

CORPORATE GOVERNANCE GUIDELINES

OF

HEALTHSOUTH CORPORATION

BOARD MISSION AND OBJECTIVES

Board Mission Statement. The primary mission of the Board of Directors of HEALTHSOUTH Corporation (the “Company”) is to enable the Company to provide superior patient care and clinical outcomes, adhere to the laws of the jurisdictions where it operates, and maintain high ethical standards, and thereby to build long-term value for its stockholders.

Corporate Authority and Responsibility. The business and affairs of the Company shall be managed under the direction of the Board of Directors. The Board of Directors may exercise that authority through delegation to committees of the Board of Directors and through the delegation of authority to the Company’s management, all in accordance with applicable law and the Certificate of Incorporation and By-laws of the Company. The Board of Directors shall provide advice and counsel to management of the Company in carrying out management’s delegated responsibilities.

GENERAL PRINCIPLES

Expectations for Directors. Each member of the Board of Directors of the Company shall:

•	Dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties;
•	Comply with the duties and responsibilities set forth herein and in the By-laws of the Company;
•	Comply with all duties of care, loyalty and confidentiality applicable to directors of publicly traded Delaware corporations; and
•	Adhere to the Company’s Standards of Business Conduct, including, but not limited to, the policies on conflicts of interest expressed therein.

Financial Literacy. Members of the Board of Directors should know how to read and understand fundamental financial statements and understand the use of financial ratios and information in evaluating the financial performance of the Company.

Character of the Members of the Board of Directors. Members of the Board of Directors should be persons of good character and thus should possess all of the following personal characteristics:

•	Integrity: Directors should demonstrate high ethical standards and integrity in their personal and professional dealings;
•	Accountability: Directors should be willing to be accountable for their decisions as directors;
•	Judgment: Directors should possess the ability to provide wise and thoughtful counsel on a broad range of issues;
•	Responsibility: Directors should interact with each other in a manner which encourages responsible, open, challenging and inspired discussion;
•	High Performance Standards: Directors should have a history of achievements which reflects high standards for themselves and others;
•	Commitment and Enthusiasm: Directors should be committed to, and enthusiastic about, their performance for the Company as directors, both in absolute terms and relative to their peers; and
•	Courage: Directors should possess the courage to express views openly, even in the face of opposition.

BOARD OF DIRECTORS COMPOSITION AND SELECTION; INDEPENDENT DIRECTORS

Board of Directors Size. The Board of Directors of the Company shall, in accordance with the By-laws of the Company, determine the size of the Board of Directors which is optimal to allow the Board of Directors to operate in an effective fashion, to accomplish all of its goals and to fulfill all of its responsibilities. The Board of Directors of the Company believes that the size of the Board of Directors should generally be between eight (8) and twelve (12) members.

Selection of Members of the Board of Directors. The Board of Directors shall be elected in the manner provided in the By-laws of the Company. A Director who fails to receive the required number of votes for re-election in accordance with the By-laws will offer to resign. In addition, the Director whose resignation is under consideration will abstain from participating in any decision regarding that resignation. The Board of Directors may refuse to accept a Director’s resignation for any compelling reason. The Board of Directors will publicly disclose its decision regarding the resignation within ninety (90) days after the results of the election are certified. If the resignation is not accepted, the Director will continue to serve until the next annual meeting and until the Director’s successor is elected and qualified. The Nominating / Corporate Governance Committee shall identify, and recommend to the Board of Directors, candidates who are qualified to become members of the Board of Directors in accordance with the policies and principles set forth in its charter, the By-laws of the Company, the Certificate of Incorporation of the Company and these guidelines.

Annual Meeting of Stockholders. The Board of Directors shall select, from among the candidates identified and recommended by the Nominating / Corporate Governance Committee, the slate of nominees for membership on the Board of Directors at each annual meeting of the Company’s stockholders. In accordance with the provisions of its charter, the Nominating / Corporate Governance Committee shall consider candidates recommended by stockholders in accordance with applicable law, rule or regulation. The Board of Directors will nominate for election or re-election as Directors only candidates who agree to tender, following the annual meeting at which they are elected or re-elected as Directors, irrevocable resignations that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which they are nominated for re-election and (ii) acceptance by the Board of Directors of such resignation.

Vacancies / New Positions. The Board of Directors may fill vacancies on the Board of Directors and newly-created positions on the Board of Directors resulting from any increase in the authorized number of Directors in the manner provided in the By-laws of the Company. Should the Board of Directors choose to fill such vacancies or newly-created positions, the Board of Directors shall select such Directors from among the candidates identified and recommended by the Nominating / Corporate Governance Committee. The Board of Directors shall fill vacancies and newly created positions on the Board of Directors only with candidates who agree to tender, promptly following their appointment to the Board of Directors, the same form of resignation tendered by other Directors in accordance with these guidelines.

Board of Directors Membership Criteria.

(a)           The Nominating / Corporate Governance Committee shall assist the Board of Directors in determining the appropriate characteristics, skills and experience for the individual members of the Board of Directors and the Board of Directors as a whole.

(b)           In evaluating the suitability of individual candidates and nominees, the Nominating / Corporate Governance Committee and the Board of Directors shall consider relevant factors, including, but not limited to:

•	A general understanding of marketing, finance, corporate strategy and other elements relevant to the operation of a large publicly-traded company in today’s business environment;
•	An understanding of the Company’s business;
•	Educational and professional background; and
•	Character.

(c)           The Nominating / Corporate Governance Committee and the Board of Directors shall evaluate each individual candidate and nominee in the context of the Board of Directors as a whole, with the objective of recommending a slate of nominees who can best oversee the management of the business and represent stockholder interests through the exercise of sound judgment using their diversity of experience in these various areas.

(d)           In determining whether to recommend a member of the Board of Directors for re-election, the Nominating / Corporate Governance Committee and the Board of Directors also shall consider such member’s past attendance at meetings and participation in, and contributions, to the activities of the Board of Directors.

Board of Directors Composition. Three-quarters (3/4) of the members of the Board of Directors must be “independent,” as affirmatively determined by the Board of Directors, which shall include an affirmative determination that each “independent” member of the Board of Directors has no material relationship with the Company (either directly or as a partner, significant shareholder or officer of an organization that has a relationship with the Company). This will not, however, prevent the Board of Directors from taking valid actions if, in accordance with the By-laws of the Company, there are fewer than the intended proportion of “independent” members of the Board of Directors. For purposes of these guidelines, a member of the Board of Directors may be considered independent if such member has not been employed by the Company within the last three (3) years (other than as interim Chairman of the Board of Directors or interim Chief Executive Officer) and:

•	Does not have an immediate family member that has been employed by the Company as an executive officer within the last three (3) years;
•

Has not received more than $100,000 in direct compensation from the Company within the last three (3) years other than for services as a member of the Board of Directors, interim Chairman of the Board of Directors or interim Chief Executive Officer;

•	Is not, and has not been within the last three (3) years, an executive officer or an employee of a significant customer or supplier of the Company;
•	Is not, and has not been within the last three (3) years, affiliated with or employed by the Company’s present or former internal or external auditor;
•	Is not affiliated with any not-for-profit entity which, in the business judgment of the Board of Directors, receives significant contributions from the Company;
•	Is not employed as an executive officer of a public company at which an executive officer of the Company serves as a member of such public company’s board of directors;
•	Has not had any of the relationships described above with any affiliate of the Company;
•	Is not a member of the immediate family of any individual, or have an immediate family member, with any of the relationships described in the bulleted paragraphs above; and
•	Has no other material relationship which, in the business judgment of the Board of Directors, would impair his or her ability to exercise independent judgment.

Notwithstanding the foregoing, each member of the Board of Directors must meet any mandatory qualifications for membership on the Board of Directors, and the Board of Directors, as a whole, must meet the minimum “independence” requirements, imposed by any exchange or market on which the Company’s common stock is listed (the “Exchange”) and any other laws and regulations applicable to the Company. Each member of the Board of Directors shall promptly advise the Chairman of the Board and the Nominating/Corporate Governance Committee of any matters which, at any time, may affect such member’s qualifications for membership under the criteria imposed by the Exchange, any other laws and regulations or these guidelines, including, but not limited to, such member’s “independence.”

Impairment of Independence. Each “independent” member of the Board of Directors shall promptly notify the Chairman of the Board of Directors if any actual or potential conflict of interest arises between such member and the Company which may impair such member’s independence. If a conflict exists and cannot be resolved, such member should submit to the Board of Directors written notification of such conflict of interest and an offer of resignation from the Board of Directors and each of the committees on which such member serves. The Board of Directors need not accept such offer of resignation; however, the submission of such offer of resignation provides the opportunity for the Board of Directors to review the appropriateness of the continuation of such individual’s membership on the Board of Directors. In some cases, it may be appropriate for such member to be replaced as a member of one or more of the committees on which he or she serves but be retained as a member of the Board of Directors.

Related-Party Transactions. The Board of Directors shall consider, in consultation with the Nominating / Corporate Governance Committee, whether a transaction between a member of the Board of Directors and the Company presents any inappropriate conflicts of interest and/or impair the “independence” of any member of the Board of Directors.

New Directors and Continuing Education. Within the first ninety (90) days after election or appointment to the Board of Directors, each new member of the Board of Directors shall commence participation in a mandatory orientation program in which such new member will visit facilities representing all of the Company’s business lines and will have the opportunity to meet with corporate department heads, which orientation program shall be completed within the first one hundred eighty (180) days after election or appointment. In addition, the management of the Company shall provide new members of the Board of Directors with materials, briefings and educational opportunities to permit them to become familiar with the Company and to enable them to better perform their duties. In addition, from time to time on a continuing basis, all members of the Board of Directors shall receive additional materials, briefings and educational opportunities to enable them to remain current with matters within their purview.

Limitations on Service.

(a)           The Board of Directors acknowledges that significant time is required to be a fully participating and effective member of the Board of Directors; therefore, the Board of Directors believes that:

•	Members of the Company’s management (other than the Chief Executive Officer) should not hold more than one (1) directorship of a public company other than the Company;
•	The Chief Executive Officer should not hold more than two (2) directorships of public companies other than the Company;
•

No member of the Board of Directors who is employed by a public company other than the Company on a full-time basis should hold more than three (3) directorships of public companies other than the Company;

•	No member of the Board of Directors should hold more than five (5) directorships of public companies other than the Company; and
•	No member of the Audit Committee should serve on the audit committee of more than three (3) public companies.

(b)           The Board of Directors does not believe that its members should be prohibited from serving on boards of directors and/or committees of not-for-profit entities or organizations, and the Board of Directors has not adopted any guidelines limiting such activities; provided, however, that each member of the Board of Directors is responsible for ensuring that the time required by such activities is not detrimental to such member’s ability to fulfill the duties and responsibilities of membership on the Board of Directors. The Nominating/Corporate Governance Committee and the Board of Directors, however, will take into account the nature of, and time involved in, the service of a member of the Board of Directors to other entities and organizations in evaluating the suitability of individual members for service on the Board of Directors. Notwithstanding the foregoing, any service to other entities and organizations shall be consistent with the Company’s conflict of interest policies, as expressed in the Standards of Business Conduct, and all laws, rules and regulations applicable to the Company, including those of the Exchange and the Securities and Exchange Commission.

(c)           Members of the Company’s management should obtain the approval of the Board of Directors, in consultation with the Nominating / Corporate Governance Committee, prior to accepting a new directorship of a public company. In considering whether to grant such approval, the Board of Directors and the Nominating / Corporate Governance Committee shall examine the proposed relationship for potential conflicts of interest.

(d)           Members of the Board of Directors should notify the Nominating / Corporate Governance Committee prior to accepting a new directorship of a public company in order that the Nominating / Corporate Governance Committee, together with the Board of Directors, may examine the proposed relationship for potential conflicts of interest.

(e)           The Board of Directors believes it is in the best interest of the Company to create an annual review process for the Board of Directors and its committees. Such annual review process will provide individual members with an assessment of the current performance of the Board of Directors and areas for potential improvement. Individual members of the Board of Directors are expected to use these reviews to assess their continuing roles on the Board of Directors.

(f)            A member of the Company’s management serving on the Board of Directors who ceases to serve as a member of the Company’s management shall offer his or her resignation from the Board of Directors effective with the last date of employment. The Board of Directors need not accept such offer of resignation; however, generally, a member of the Company’s management shall not continue to serve as a member of the Board of Directors following such cessation.

(g)           A member of the Board of Directors may not stand for election after age seventy-five (75) but need not resign until the end of his or her current term; however, the Board of Directors may, in its discretion, ask such a member of the Board of Directors to stand for election if the Board of Directors believes that such member of the Board of Directors will make significant contributions to the work of the Board of Directors.

(h)           A member of the Board of Directors may not stand for election after serving on the Board of Directors for twelve (12) years; however, the Board of Directors may, in its discretion, ask such member of the Board of Directors to stand for election if the Board of Directors believes that such member of the Board of Directors will make significant contributions to the work of the Board of Directors.

Directors with Significant Job Changes. The Board of Directors should consider whether a significant change in the professional responsibilities of a member of the Board of Directors directly or indirectly impacts the ability of such member to fulfill his or her responsibilities as a member of the Board of Directors. Should any member of the Board of Directors experience a significant change in his or her professional responsibilities, such as ceasing to hold the business position that he or she held upon initial election to the Board of Directors, such member should submit to the Board of Directors written notification of such change and an offer of resignation from the Board of Directors and each of the committees on which such member serves. The Board of Directors need not accept such offer of resignation; however, the submission of such offer of resignation provides the opportunity for the Board of Directors to review the appropriateness of the continuation of such individual’s membership on the Board of Directors. In some cases, it may be appropriate for such member to be replaced as a member of one or more of the committees on which he or she serves but be retained as a member of the Board of Directors.

Removal of Directors. The Board of Directors should consider whether certain events concerning violations of laws or regulations directly or indirectly impact the ability of a member of the Board of Directors to fulfill his or her responsibilities as a member of the Board of Directors. Such events include a member of the Board of Directors includes, but are not limited to:

•	Being indicted for, pleading guilty to or being found guilty of violating any state or federal securities law;
•	Admitting liability, or being found to have liability, for the violation of any state or federal securities law; and
•	Being identified as a “target” of any agency or instrumentality of any state or of the United States of America charged with the enforcement of state or federal securities laws.

Members of the Board of Directors should submit to the Board of Directors written notification of such event and an offer of resignation from the Board of Directors and each of the committees on which such member serves. The Board of Directors need not accept such offer of resignation; however, the submission of such offer of resignation provides the opportunity for the Board of Directors to review the appropriateness of the continuation of such individual’s membership on the Board of Directors. In some cases, it may be appropriate for such member to be replaced as a member of one or more of the committees on which he or she serves but be retained as a member of the Board of Directors.

Conflicts of Interest. Members of the Board of Directors must recuse themselves from any discussion or decision that affects their personal, business or professional interest. The non-interested members of the Board of Directors shall consider and resolve any issues involving conflicts of interest of members of the Board of Directors.

Equity Ownership by Directors. Members of the Board of Directors are strongly encouraged to have meaningful equity ownership in the Company. In general, it is expected that within the later of three (3) years of the effective date of these guidelines or three (3) years after initial election or appointment to the Board of Directors, each member of the Board of Directors should own a minimum of $100,000 in common stock of the Company. Members of the Board of Directors are encouraged to achieve at least one-half (1/2) of such minimum ownership through the investment of their own funds rather than through the accumulation of equity-based compensation granted by the Company.

CHAIRMAN OF THE BOARD OF DIRECTORS

Non-Executive Chairman. The Board of Directors shall, on at least an annual basis, select the Chairman of the Board of Directors from among the members of the Board of Directors who are determined by the Board of Directors to be “independent.” Such selection shall occur at the annual planning meeting of the Board of Directors. The Chairman of the Board of Directors shall be responsible for

•	Setting the agenda for, and presiding over, meetings of the Board of Directors at which the Chairman of the Board is present;
•	Coordinating the work of the committees of the Board of Directors;
•	Overseeing the distribution of materials to the members of the Board of Directors; and
•	Performing such other duties as the Board of Directors may from time to time delegate to assist the Board of Directors in the fulfillment of its duties.

In the event the Chairman of the Board of Directors ceases to be “independent,” the Board of Directors shall select another Chairman of the Board of Directors from among the members of the Board of Directors that are determined at that time by the Board of Directors to be “independent.” The Chairman of the Board of Directors may be removed as Chairman of the Board of Directors at any time by a majority of the members of the Board of Directors.

Resources of the Chairman of the Board. The Chairman of the Board of Directors will be provided adequate staff and resources, as determined by the Board of Directors, to discharge his or her duties.

Compensation of the Chairman of the Board. The Compensation Committee shall recommend, and the Board of Directors shall approve, the compensation for the Chairman of the Board of Directors, which compensation should reflect the commitment of time and energies necessary to properly discharge the duties of the Chairman of the Board of Directors while not compromising his or her independence.

Chairman Emeritus. The Board of Directors may designate one of its members or former members as Chairman Emeritus in recognition of such member’s, or former member’s, contribution to the Company. If the Chairman Emeritus is a member of the Board of Directors, he or she shall have all of the rights and responsibilities of other members of the Board of Directors. If the Chairman Emeritus is not a member of the Board of Directors, he or she shall not be entitled to vote on any matters before the Board of Directors, but may, unless otherwise determined by the Board of Directors, attend the meetings of the

Board of Directors and provide his or her advice and counsel to the Board of Directors. The Board of Directors may provide the Chairman Emeritus with compensation which it deems appropriate.

BOARD OF DIRECTORS MEETINGS; INVOLVEMENT OF SENIOR MANAGEMENT

Board of Directors Meetings – Agenda. The Chairman of the Board of Directors will set the agenda for each meeting of the Board of Directors and, to the extent practicable, will distribute an agenda for each meeting of the Board of Directors to each member of the Board of Directors in advance of such meeting. In the event the Chairman of the Board of Directors is not present at a meeting, the “independent” members of the Board of Directors may select a member of the Board of Directors to preside at such meeting. In such event, such presiding member of the Board of Directors shall set the agenda for such meeting.

For regularly scheduled meetings of the Board of Directors, an agenda and supporting documentation should ordinarily be distributed seven (7) days prior to the date of the meeting. Each member of the Board of Directors is encouraged to suggest for inclusion on the agenda any items which such members feels bears consideration by the Board of Directors.

Number of Meetings. It is the objective of the Board of Directors to have at least eight (8) regularly scheduled meetings each year. Additional unscheduled meetings of the Board of Directors may be called by the Chairman of the Board or a majority of the other members of the Board of Directors upon the giving of the notice required under the By-laws of the Company to address specific requirements or needs of the Company. The Board of Directors is encouraged to plan meetings such that the members of the Board of Directors may conveniently visit facilities of the Company in conjunction with such meetings.

Annual Planning Session. The Board of Directors will review the Company’s long-term strategic plan and the principal issues facing the Company at a minimum of at least one (1) meeting per year.

Advance Distribution of Materials. All materials, information and data that is relevant to the understanding by the members of the Board of Directors of matters to be discussed at its meetings, where feasible, should be distributed, either electronically or in writing, to all members of the Board of Directors in advance of the meeting. Such materials, information and data shall be distributed in a manner that, considering the complexity of the materials, information and data, will provide each member of the Board of Directors with a reasonable opportunity to review the materials, information and data. It is acknowledged that, in some situations, exigent circumstances or the need to protect confidential and proprietary information may make it impracticable to provide information in advance of a meeting, in which case adequate time shall be provided at such meeting for review and discussion of information not provided in advance.

Access to Management and Independent Advisors.

(a)           The Board of Directors, its committees and its members shall have access to any member of the management of the Company to discuss any subject that the Board of Directors, its committees or its members desires. Any meetings or contacts which the Board of Directors, its committees or its members desires to initiate with any member of the Company’s management may be arranged through the Chief Executive Officer or the Secretary or directly by the Board of Directors, its committees or its members. Any such contact should not be disruptive to the operations of the Company. The Secretary will advise the Board of Directors on appropriate procedures for the conduct of meetings and on corporate governance matters, and all members of the Board of Directors shall have access to his or her advice and services. The members of the Board of Directors are encouraged to visit facilities of the Company in connection with meetings of the Board of Directors and otherwise.

(b)           The Board of Directors and its committees may rely upon the advice of outside advisors and shall be protected in so relying to the extent provided by applicable law. The Board of Directors and each of its committees shall have the power and authority to engage outside advisers (including counsel) as they deem necessary or appropriate, without consulting, or obtaining the approval of, any members of the Company’s management.

(c)           The Board of Directors must assess the qualifications of, and the processes employed by, those upon whom it relies and should hold such advisors accountable for their decisions and recommendations.

Responsibilities of Board of Directors.

(a)           Directors are expected to attend all regularly scheduled meetings and other meetings for which reasonable advance notice is given, unless prevented by exigent circumstances, and to have, prior to the meetings, reviewed all materials, information and data distributed to them in advance. Where it is impracticable to give reasonable advance notice of meetings, Directors are expected to use reasonable efforts to attend and participate in such meetings

(b)           Directors are expected to understand, and comply with, all the duties of care, loyalty and confidentiality applicable to directors.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS

Meetings of Non-Management and Independent Directors. At each regularly scheduled meeting of the Board of Directors, the members of the Board of Directors that are not also members of the Company’s management (the “Non-Management Directors”) shall meet in scheduled executive sessions without the participation of the members of the Board of Directors who are also members of the Company’s management (the “Management Directors”). The Non-Management Directors also may hold such executive sessions which are not scheduled in conjunction with regularly scheduled meetings of the full Board of Directors. At such meetings, the Non-Management Directors shall review matters concerning the relationship of the Board of Directors with the Company’s management, including the Management Directors, and such other matters as Non-Management Directors may deem appropriate. The Board of Directors shall not take formal action at such settings, but the participating directors may make recommendations for consideration by the full Board of Directors. At least once each year, the “independent” members of the Board of Directors shall meet in executive session.

PERFORMANCE EVALUATION; SUCCESSION PLANNING

Annual Evaluation of the Chief Executive Officer. The Compensation Committee of the Board of Directors shall review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer, conduct an annual review and evaluation of the performance of the Chief Executive Officer in light of those goals and objectives, with input from the other members of the Board of Directors, and propose to the Board of Directors the compensation level of the Chief Executive Officer based on such evaluation. The Compensation Committee shall take into account any recommendations of the Board of Directors regarding such review and evaluation process and the specific criteria on which the performance of the Chief Executive Officer is evaluated.

Succession Planning. As part of the annual Chief Executive Officer evaluation process, the Board of Directors, or a committee of the Board of Directors, shall work with the Chairman of the Board and the Chief Executive Officer to plan for Chief Executive Officer succession, as well as to develop plans for interim succession for the Chief Executive Officer in the event of an unexpected occurrence.

Evaluation of the Board of Directors. The Board of Directors, in consultation with the Nominating / Corporate Governance Committee, shall conduct an annual evaluation of the Board of Directors to determine whether it and its committees are composed appropriately and functioning effectively. This evaluation shall include an assessment of such factors as experience, integrity, competence, diversity, skills, dedication and equity ownership in the context of the Board of Directors as a whole.

COMPENSATION

Compensation Review.

(a)           The Compensation Committee will annually review, and, when it deems appropriate, recommend to the Board of Directors changes in, compensation and benefits of the members of the Board of Directors. In making its recommendations, the Compensation Committee may seek the advice of outside counsel and advisors to assure that its director compensation is fair and equitable and enables the Company to attract qualified members to its Board of Directors.

(b)           Compensation paid to Non-Management Directors for service to the Board of Directors shall be fixed annually by the Board of Directors and shall be competitive and recognize the significant commitment required for service as a member of the Board of Directors.

(c)           The Board of Directors may establish additional compensation for Non-Management Directors who serve on specific committees of the Board of Directors, where the Board of Directors determines that such additional compensation is appropriate to reflect the additional responsibilities associated with service on such committees.

(d)           As compensation for their services on the Board of Directors, members of the Board of Directors shall be paid an annual base retainer in a combination of cash and equity-based compensation, as determined by the Board of Directors, in consultation with the Compensation Committee. The balance of the compensation paid to members of the Board of Directors may be paid in cash or equity-based compensation, at the direction of the individual members of the Board of Directors.

(e)           No Non-Management Director shall be entitled to any pension or similar benefit solely as a result of his or her service as a member of the Board of Directors.

COMMITTEES

Board Committees. The Board of Directors currently has five (5) standing committees, each of which is to be chaired by a member of the Board of Directors that is “independent.” The standing committees are as follows:

•	The Audit Committee, which is, among other things, responsible for reviewing all reports made by auditors and monitoring internal controls;
•	The Compensation Committee, which is, among other things, responsible for reviewing compensation programs and administering stock option plans;
•

The Corporate Compliance Committee, which is responsible for establishing and reviewing the Company’s Corporate Compliance Program and Standards of Business Conducting and otherwise ensuring that the Company conducts its operations in compliance with federal, state and local laws and regulations; and

•

The Nominating/Corporate Governance Committee, which is, among other things, responsible for proposing and recommending to the Board of Directors potential candidates for membership on the Board of Directors.

•

The Finance Committee, which is responsible for assisting the Board of Directors in the oversight of the use and development of the Company’s financial resources, including its financial structure, investment policies and objectives, long-term financial strategy and financial needs, and other matters of a financial and investment nature.

The Board of Directors may establish new committees or, except as otherwise required by law, regulation or listing standards of the Exchange, eliminate or combine existing committees or modify their duties and responsibilities as it deems advisable for purposes of fulfilling its duties and responsibilities. To the extent required by law or the Exchange listing standards, such committees will be chaired by and entirely composed of members of the Board of Directors who are “independent,” and unless otherwise determined by the Board of Directors, all such committees will include a majority of members of the Board of Directors who are “independent.”

Charters. Each of the standing committees of the Board of Directors shall have its own charter setting forth the purposes, goals and responsibilities of the committee as well as qualifications for committee membership, procedures for committee member appointment and removal and committee structure and operation. Such charters shall be approved by the Board of Directors and shall comply with all applicable laws, rules and regulations.

Composition of Committees; Committee Chairpersons. The Board of Directors shall select the members of each committee and a chairperson for each committee, upon the recommendation of the Nominating / Corporate Governance Committee, taking into account specific committee duties and responsibilities and the experience and qualifications of the proposed members and giving due consideration to recommendations by the Chairman of the Board with respect to such selections. The members of each of the committees must meet the qualifications for membership on such committees as set forth in the charter for such committees and as may be required under any laws, rules or regulations applicable to the Company. The committee chairperson, in consultation with the members of the committee, will determine the frequency and length of the committee meetings, consistent with any requirements set forth in the committee’s charter. The chairperson, in consultation with the members of the committee, will develop the agenda for the committee meetings.

STANDARDS OF BUSINESS CONDUCT AND ETHICS

Standards of Business Conduct. The Board of Directors has established and is responsible for maintaining the Company’s Standards of Business Conduct, which cover, among other things, the Company’s policies concerning:

•	Conflicts of interest;
•	Corporate opportunities;
•	Confidentiality;
•	Fair dealing;
•	Protection and proper use of Company assets;
•	Compliance with laws, rules and regulations (including insider trading laws); and
•	Encouraging the reporting of any illegal or unethical behavior.

The Board of Directors, with advice and recommendations from the Corporate Compliance Committee, will periodically review and evaluate the Standards of Business Conduct and make such changes therein as it finds to be necessary or appropriate.

Waivers of Standards of Business Conduct. Any waivers of any provisions of the Standards of Business Conduct for members of the Board of Directors or executive officers may be made only by the Board of Directors or a committee to which the Board of Directors has delegated such authority, and any such waivers shall be timely reported or disclosed in such manner as may be required by the Securities and Exchange Commission or the Exchange.

Certain Particular Matters. Without limiting the generality of the foregoing, the following are prohibited unless expressly approved in advance by the Board of Directors (with any interested member of the Board of Directors abstaining):

(a)           Any commercial transaction between the Company and any entity in which a member of the Board of Directors or executive officer or any immediate family member of a member of the Board of Director or executive officer has a material direct or indirect interest.

(b)           Employment by the Company of any sibling, spouse or child of a member of the Board of Directors or executive officer, other than as expressly permitted by the Company’s then-current employment policies and procedures.

(c)           Any direct or indirect investment or other economic participation by any member of the Board of Directors or executive officer or any immediate family member of a member of the Board of Directors or executive officer in any entity (other than a publicly traded entity) in which the Company has any direct or indirect investment or other economic interest.

Any situation which would not be permitted under this section but which is in existence on the effective date of these guidelines shall be reviewed by the Board of Directors (with any interested Director abstaining) and shall be discontinued within a reasonable time period if so determined by the Board of Directors.

COMMUNICATIONS WITH THE MEDIA

The Board of Directors believes that the Company’s management and the Chairman of the Board speak for the Company. In order to ensure compliance with applicable securities laws and to avoid the potential detriment to the interests of the Company and its stockholders and other constituencies that could result from inconsistent communications, the members of the Board of Directors will not respond to media inquiries or make statements to the media regarding the Company and its business without consultation with, and approval by, the Chairman of the Board or the Board of Directors.

DATE OF ADOPTION

These amended guidelines were adopted by the Board of Directors effective February 28, 2007.

ACCEPTANCE

Each member of the Board of Directors elected or appointed to the Board of Directors following the adoption of these amended guidelines must acknowledge receipt of, and agree to be bound by the terms of, these guidelines by written instrument.